EXHIBIT 99.1



D.T.E. 00-40

Application of Western Massachusetts Electric Company, an Electric Company under G.L. c. 164,ss.1, for Approval of Rate Reduction Bonds Under the Terms of the Electric Restructuring Act, St. 1997, c. 164.

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APPEARANCES:       Stephen Klionsky, Esq.
                   260 Franklin Street, 21st Floor
                   Boston, Massachusetts  02110
                            and
                   Jay E. Gruber, Esq.
                   Palmer & Dodge
                   One Beacon Street
                   Boston, Massachusetts  02108
                               FOR:  WESTERN MASSACHUSETTS ELECTRIC
                                     COMPANY
                                     PETITIONERS

                   Thomas J. Reilly, Attorney General
                   BY:   Joseph W. Rogers
                         Assistant Attorney General
                   Regulated Industries Division
                   200 Portland Street, 4th Floor
                   Boston, Massachusetts   02114
                                     INTERVENOR

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                   Maria Krokidas, Esq.
                   Krokidas & Bluestein
                   141 Tremont Street
                   Boston, Massachusetts  02111-1209
                               FOR:  MASSACHUSETTS DEVELOPMENT
                                     FINANCE AGENCY

                               and

                               FOR:  MASSACHUSETTS HEALTH &
                                     EDUCATIONAL FACILITIES AUTHORITY
                                     INTERVENORS

                   Andrew J. Newman, Esq.
                   Rubin & Rudman LLP
                   50 Rowes Wharf
                   Boston, Massachusetts  02110-3319
                               FOR:  WESTERN MASSACHUSETTS INDUSTRIAL
                                     CUSTOMERS GROUP
                                     INTERVENOR

                   Scott J. Mueller, Esq.
                   LeBoeuf, Lamb, Greene & MacRae, LLP
                   260 Franklin Street
                   Boston, Massachusetts  02110
                               FOR:  FITCHBURG GAS AND ELECTRIC
                                     LIGHT COMPANY
                                     LIMITED PARTICIPANT

                   Mary Beth Gentleman, Esq.
                   Wayne Barnett, Esq.
                   Foley, Hoag & Eliot LLP
                   One Post Office Square
                   Boston, Massachusetts  02109-2170
                               FOR:  MASSPOWER
                                     LIMITED PARTICIPANT

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                                TABLE OF CONTENTS


I.       INTRODUCTION........................................................1

II.      STANDARD OF REVIEW..................................................3

III.     WMECO'S SECURITIZATION PROPOSAL.....................................6

         A.       INTRODUCTION...............................................6

         B.       MITIGATION OF TRANSITION COSTS............................11

                  1.       INTRODUCTION.....................................11

                  2.       ANALYSIS AND FINDINGS............................12

         C.       SAVINGS TO RATEPAYERS.....................................13

                  1.       INTRODUCTION.....................................13

                  2.       ANALYSIS AND FINDINGS............................14

         D.       EMPLOYEE COMMITMENTS......................................15

         E.       ORDER OF PREFERENCE FOR USE OF PROCEEDS...................16

IV.      AMOUNTS TO BE SECURITIZED..........................................17

V.       PROPOSED FINANCING ORDER...........................................20

         A.       ADJUSTMENTS TO THE RTC CHARGE.............................20

                  1.       INTRODUCTION.....................................20

         2.        POSITIONS OF THE PARTIES.................................21

                           a.       AGENCIES................................21

                           b.       WMECO...................................22

                  3.       ANALYSIS AND FINDINGS............................23

         B.       WORKING CAPITAL ACCOUNT RELATED TO THE RTC................24

                  1.       INTRODUCTION.....................................24

                  2.       ANALYSIS AND FINDINGS............................26

VI.      ORDER..............................................................27

VII.     APPENDIX 1.........................................................30

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D.T.E. 00-40                                                              Page 1


I.       INTRODUCTION

         On April 18, 2000, Western Massachusetts Electric Company ("WMECo" or "Company") filed an application for approval of rate reduction bonds ("RRBs") pursuant to G.L. c. 164, ss. 1H(b). WMECo initially proposed to securitize approximately $261 million of transition costs.1 The majority of these transition costs are associated with the Company's unrecovered Millstone 2 and Millstone 3 plant balances and the buydown payment of the Springfield Resource Recovery Facility ("Springfield") Power Purchase Agreement ("PPA") and the MASSPOWER buyout payment. The application was docketed as D.T.E. 00-40.

         Pursuant to notice duly issued, public hearings were held at the Department's offices in Boston on May 26, 2000, and in the Company's service territory in Amherst, Massachusetts, on May 30, 2000. The Attorney General of the Commonwealth ("Attorney General") filed a notice of intervention pursuant to G.L. c. 12, ss. 11E. The Department allowed the petitions to intervene of the Massachusetts Development Finance Agency and Massachusetts Health and Educational Facilities Authority (collectively, the "Agencies"), and the Western Massachusetts Industrial Customers' Group ("WMICG"). Fitchburg Gas and Electric Light Company ("Fitchburg") and MASSPOWER were allowed to intervene as limited participants. In its notice, the Department requested comments on WMECo's petition. The Agencies filed comments with the Department on May 30, 2000.


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1        This amount has been reduced to $155 million pursuant to a joint offer of settlement submitted by WMECo and the Attorney General of the Commonwealth of Massachusetts on December 22, 2000.

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D.T.E. 00-40                                                              Page 2


         Evidentiary hearings were held on June 20 and 21, 2000. In support of its petition, WMECo presented the testimony of Richard Soderman, the director of regulatory policy and planning for Northeast Utilities Service Company; Randy Shoop, the assistant treasurer of finance for Northeast Utilities ("NU"), and Mark Englander, the senior financial analyst in the finance group of NU. Briefs and reply briefs were filed by WMECo, the Agencies, WMICG, and the Attorney General.

         On August 1, 2000, the Department, on its own motion, reopened the evidentiary hearings to admit additional evidence regarding the pending sale of the Millstone nuclear units. In supplemental responses to record requests filed on August 11, 2000, WMECo amended its filing to reduce to $161.9 million the principal amount proposed to be securitized as a result of the terms upon which the Millstone nuclear units were to be sold. On September 6, 2000, the Agencies filed comments regarding the Company's amended filing.

         On December 22, 2000, WMECo and the Attorney General filed an offer of settlement ("Settlement") with the Department.2 The Settlement, if accepted by the Department, authorizes WMECo to issue approximately $155 million of RRBs, contingent upon customer savings and subject to a revised draft financing order (Settlement at 3). On January 3, 2001, both the Agencies and WMICG commented on the Settlement ("Comments"). On January 10, 2001, WMECo submitted a revised proposed financing order (Exh. WM-1R) for issuance by the Department as an Appendix to this Order. The Department requested supplemental


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2        A settlement, in effect, requests modification of an originally filed
         (and perhaps already adjudicated) application or petition. SEE MASSACHUSETTS ELECTRIC COMPANY/EASTERN ELECTRIC COMPANY, D.T.E. 99-47, at 20 (2000).

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D.T.E. 00-40                                                              Page 3


comments on the revised proposed financing order. The Agencies filed supplemental comments with the Department on January 16, 2001 ("Supplemental Comments").

II.      STANDARD OF REVIEW

The Legislature has vested broad authority in the Department to regulate the ownership and operation of electric utilities in the Commonwealth. SEE, E.G., G.L. c. 164,ss.76. The Department's authority was most recently amended by the Acts of 1997, c. 164 (the "Restructuring Act" or "Act").3 WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 97-120, at 10 (1999). The Act authorizes the Department to issue a financing order allowing a company to securitize its reimbursable transition costs amounts (both debt and equity) through



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3        An Act Relative to Restructuring the Electric Utility Industry in the
         Commonwealth, Regulating the Provisions of Electricity and Other Services, and Promoting Enhanced Consumer Protections Therein, signed by the Governor on November 25, 1997. St. 1997, c. 164.

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D.T.E. 00-40                                                              Page 4


the issuance of electric RRBs.4 A financing order may be issued by the Department to



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4        "Electric rate reduction bonds" are defined as, "bonds, notes, certificates of participation or beneficial interest, or other evidences of indebtedness or ownership, issued pursuant to an executed indenture, financing document, or other agreement of the financing entity, secured by or payable from transition property, the proceeds of which are used to provide, recover, finance or refinance transition costs or to acquire transition property and that are secured by or payable from transition property." G.L. c. 164, ss. 1(H)(a).

         "Financing order" is defined as, "an order of the Department. . . approving a plan, which shall include, without limitation, a procedure to review and approve periodic adjustments to transition charges to include recovery of principal and interest and the costs of issuing, servicing, and retiring electric rate reduction bonds contemplated by the financing order." G.L. c. 164,ss.1(H)(a).


         "Reimbursable transition costs amounts" are defined as, "the total amount authorized by the Department in a financing order to be collected through the transition charge, as defined pursuant to G.L. c. 164,ss.1, and allocated to an electric company in accordance with a financing order." G.L. c. 164,ss.1(H)(a).

         "Securitization" is defined as, the use of rate reduction bonds to refinance debt and equity associated with transition costs pursuant to G.L. c. 164,ss.1H.

         "Transition costs" are defined as, "the costs determined pursuant to G.L. c. 164,ss.1G which remain after accounting for maximum possible mitigation, subject to determination by the Department." G.L. c. 164,ss.1(H)(a).

         "Transition charge" is defined as, "the charge to the customers which provides the mechanism for the recovery of an electric company's transition costs." G.L. c. 164, ss.1(H)(a).


                                                                   (continued..)
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D.T.E. 00-40                                                              Page 5


facilitate the provision, recovery, financing or refinancing of transition costs. G.L. c. 164, ss.1H(b)(1).

         Prior to issuing a financing order, the Department must have approved an electric company's restructuring plan. G.L. c. 164,ss.1(A)(a). The restructuring plan must include, among other things, a company's strategy to mitigate the transition costs it seeks to recover through a non-bypassable transition charge. In order to issue a financing order, the Department must find that a company has demonstrated that the issuance of electric RRBs to refinance reimbursable transition costs will reduce the rates that a company's customers would have paid without the issuance of electric RRBs, and that the reduction in rates to customers equals the savings obtained by the company. G.L. c. 164,ss. 1(H)(b)(2). The company must establish, and the Department must approve, an order of preference for use of bond proceeds such that transition costs having the greatest impact on customer rates will be the first to be reduced by those proceeds. G.L. c. 164,ss.1G(d)(4).



--------------

(...continued)

         "Transition property" is defined as, "the property right created pursuant to this section, including, without limitation, the right, title and interest of an electric company or a financing entity to all revenues, collections, claims, payments, money, or proceeds of or arising from or constituting reimbursable transition costs amounts which are the subject of a financing order, including those non-bypassable rates and other charges that are authorized by the department in the financing order to recover transition costs and the costs of providing, recovering, financing, or refinancing the transition costs, including the costs of issuing, servicing and retiring electric rate reduction bonds." G.L. c. 164,ss.1(H)(a).

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D.T.E. 00-40                                                              Page 6


         In order to approve an application for a financing order, the Department must also be satisfied that a company has (1) fully mitigated the related transition costs (including, but not limited to, as applicable, divestiture of its non-nuclear generation assets,5 renegotiation of existing power purchase contracts, and the valuation of assets of the company); and (2) obtained written commitments that purchasers of divested assets will offer employment to any affected non-managerial employees who were employed at any time during the three-month period prior to the divestiture, at levels of wages and overall compensation no lower than the employees' prior levels.6 G.L. c. 164, ss. 1G(d)(4).

III.     WMECO'S SECURITIZATION PROPOSAL

         A.       INTRODUCTION

         Securitization is a method for a company to refinance transition costs. The Act authorizes an electric company to securitize its transition costs by issuing RRBs to investors that will be repaid through a portion of the transition charge. G.L. c. 164,ss.1H. If assigned a



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5        The Act prescribes that a company that fails to divest its non-nuclear generation assets is not eligible to benefit from securitization and the issuance of electric RRBs. G.L. c. 164, ss. 1(G)(d)(3). However, the Act also provides that an electric company that has not divested its non-nuclear generation facilities may be able to securitize its transition costs if it is not able to meet the 15 percent rate reduction required by the Act. G.L. c. 164, ss. 1(G)(c)(2).

6 In addition, the Department cannot approve a company's application for securitization if the company owns, in whole or in part as of July 1, 1997, a nuclear-powered generation facility located in the Commonwealth that exceeds 250 megawatts in size, unless the company has executed a tax agreement with the plant's host community. G.L. c. 59,ss.38H(c). WMECo does not own such a facility.

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D.T.E. 00-40                                                              Page 7


high credit rating,7 the RRBs will have an interest rate lower than the carrying charge paid by ratepayers as part of the transition charge, thereby generating savings to ratepayers.8

         Per the Settlement, which proposes amendment of WMECo's April 18, 2000 application, the Company seeks to securitize $155 million of transition costs (and related costs of issuance) by issuing RRBs (Settlement at 3). The proposed estimated principal amount of the RRBs comprises: (1) the unrecovered Millstone 2 and Millstone 3 plant balances incurred as of December 31, 1995, approved as transitions costs in D.T.E. 97-120; (2) the buydown payment and any related transaction costs of the Springfield PPA, approved as transition costs in WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 99-56 (1999), and the MASSPOWER PPA, approved as transition costs in WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 99-101 (2000); (3) the Department of Energy decontamination and decommissioning ("DOE - D&D") costs approved as a transition cost in D.T.E. 97-120; (4) the non-Millstone 3 net of tax debt allowance for funds used for construction approved as a transition cost in



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7        The rating of a bond is determined by quantifying this risk associated with the likelihood of timely payment of interest and ultimate repayment of principal by the final legal maturity date. Credit enhancements reinforce the likelihood that payments on the SPE debt securities will be made in accordance with the expected amortization schedule. Credit enhancements can include true-up adjustments, overcollateralization, capital accounts (equity contribution), and reserve accounts, additional reserve accounts, sureties, guarantees, letters of credit, liquidity reserves, repurchase obligations, cash collateral accounts, third party supports, or other similar arrangements.

8 WMECo's retail customers presently pay a carrying charge of 12.63 percent for all unrecovered transition costs (Exh. WM-2, at 24).

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D.T.E. 00-40                                                              Page 8


D.T.E. 97-120; and (5) the unamortized loss on required debt, refinancing expenses, call or tender premiums and transaction costs (Exh. WM-1R at 6-7)).9

         After the Act took effect, the Department, the Agencies, the Massachusetts-based electric companies and other interested parties, such as investment bankers and statistical rating organizations ("rating organizations"), developed a structure for a RRB transaction (Exh. WM-8 at 2). As part of its application, WMECo submitted a proposed financing order that was prepared in consultation with the Agencies and that is based on the previous Massachusetts RRB issuance by Boston Edison Company ("BECo") (Exh. WM-6, at 4).

         WMECo seeks to recover a portion of its transition costs through the RRBs, together with the transaction costs of issuing RRBs, ongoing transaction costs, and the costs of providing credit enhancements. WMECo also seeks an exemption from the competitive bidding requirements of G.L. c. 164,ss.15, in connection with the sale of the RRBs, and from the par value debt issuance requirements of G.L. c. 164,ss.15A.10

         If approved by the Department, the amounts WMECo seeks to recover will constitute reimbursable transition cost ("RTC") amounts and will be financed through the issuance of RRBs. A portion of WMECo's transition charge, the RTC charge, will be used to repay these amounts. The RRBs will be backed by collateral, including the right to all collections or proceeds arising from (1) recoverable transition costs, (2) the RTC charge, and (3) adjustments



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9        The dollar amounts associated with each category have been protected from public disclosure pursuant to G.L. c. 25,ss.5D (Tr.1, at 5-6).

10       These two issues are addressed in the Appendix to this Order.

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D.T.E. 00-40                                                              Page 9


to the RTC charge (collectively, the "Transition Property") as set forth in the revised financing order (Exh. WM-1R at 3).

         WMECo will sell the Transition Property to a special purpose entity ("SPE") (ID. at 4). The SPE will be a bankruptcy-remote entity owned and initially capitalized by WMECo (ID.). To raise the funds to buy the Transition Property from WMECo, the SPE will issue and sell SPE debt securities to a special purpose trust established by the Agencies (ID.). This special purpose trust will then issue RRBs, the proceeds of which will be remitted to the SPE and ultimately to WMECo (ID.). Once a financing order is issued, neither the Department nor the Commonwealth of Massachusetts (pursuant to G.L. c. 164, ss. 1H(b)(3)) can alter or revoke the transfer of Transition Property or the RTC Charges.

         In order to maximize the savings obtainable from securitization, the RRBs must achieve the highest possible rating. The RRBs will receive ratings from national rating organizations. The rating of debt instruments backed by regulatory assets such as the RRBs is not tied to the rating of the distribution company; instead, it is based on an analysis of the underlying collateral and the specific transaction structure. A credit rating analysis takes into account elements that are customary in an asset securitization and combines them with a detailed analysis of the regulatory and legal foundation of the asset account and the collection mechanisms. Rating organizations will consider the following characteristics of RRBs:
(1) bankruptcy-remoteness of the seller, (2) predictability and nonbypassability of the RTC charge, (3) standards governing a third party supplier ("TPS"), (4) credit enhancement,

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D.T.E. 00-40                                                             Page 10


(5) the assurance of irrevocability by the Commonwealth of Massachusetts; and
(6) other statutory safeguards (ID. at 1-5).

          The Act establishes the Agencies as a financing entity for RRBs. G.L.
c. 164, ss. 1H(a). In this capacity, the goal of the Agencies is to protect the interests of WMECo's ratepayers by (1) ensuring the lowest all-in cost pricing reasonably obtainable for RRBs,11 (2) streamlining the administrative processes thereby minimizing the costs of issuing the RRBs, and (3) providing consulting services to the Department. G.L. c. 164, ss. 1H(b)(2). The Agencies have a number of other responsibilities under the Act, including, but not limited to, the issuance of the RRBs. The Agencies will approve the terms and conditions of the RRBs, including structure, pricing, credit enhancement, relevant issuance costs and manner of sale. In addition, in order to minimize the all-in costs of the RRBs and associated administrative expenses, the Agencies will coordinate with WMECo regarding the marketing of the RRBs, the procurement of bond trustees and related services, and the selection of rating organizations and the underwriting syndicate (Exh. WM-8, at 1-2).

         The Act requires the Department to find that specific conditions have been met in order for a company to be eligible to issue electric RRBs. Consistent with the standard of review, the Department's analysis of WMECo's proposed securitization transaction will focus on (1) the mitigation of transition costs, (2) the savings to ratepayers, (3) the employee commitments, and (4) the order of preference for use of proceeds.



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11       The all-in cost of the RRBs is the effective interest rate that includes the stated interest rate of the RRBs, I.E., the interest rate paid to investors, and the transaction costs of the securitization (Exhs. DTE-5-1, DTE-5-2).

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D.T.E. 00-40                                                             Page 11


         B.       MITIGATION OF TRANSITION COSTS

                  1.       INTRODUCTION

         The Act requires a company to have an approved restructuring plan that establishes its overall mitigation strategy and to divest its non-nuclear assets in order to be able to securitize its reimbursable transition costs. G.L. c. 164, ss.ss. 1A(a), 1(G)(d)(3). WMECo filed a restructuring plan with the Department on December 31, 1997 that included a detailed accounting of WMECo's transition costs and mitigation strategy. On February 20, 1998, the Department, subject to further review and reconciliation, approved WMECo's restructuring plan on a preliminary basis. On September 19, 1999, the Department approved the mitigation strategy proposed in its restructuring plan filing and authorized WMECo to recover its associated transition costs (Exh. WM-2, at 4, CITING WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 97-120 (1999)).

         Pursuant to its restructuring plan, WMECo has in place a nuclear performance-based ratemaking ("PBR") plan related to Millstone 2 and Millstone 3 (ID. at 7). This PBR mechanism provides an offset to the stranded costs associated with these units until divestiture (ID.). In WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 99-29 (1999), and in WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 99-74 (1999), the Department approved the divestiture of WMECo's non-nuclear generating assets. In WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 00-68 (2000), the Department approved the divestiture of WMECo's nuclear generating assets. With respect to its PPAs, the Company received approval of the buyout of the Springfield PPA and the MASSPOWER PPA. WESTERN MASSACHUSETTS ELECTRIC

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D.T.E. 00-40                                                             Page 12


COMPANY, D.T.E. 99-56 (1999); WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 99-101. The Department is currently considering the buyout of the Vermont Yankee PPA in D.T.E. 00-11 (Exh. WM-2, at 5).12

                  2.       ANALYSIS AND FINDINGS

         An electric company seeking to recover transition costs is required to mitigate such costs. G.L. c. 164,ss.1G(d)(1). Prior to approving the recovery of transition costs through the transition charge, the Department must find that a company has taken "all reasonable steps to mitigate to the maximum extent possible the total amount of transition costs that will be recovered" from ratepayers. G.L. c. 164,ss.1G(d)(1). The Department approved the recovery of transition costs through WMECo's transition charge in (1) the restructuring plan approved by the Department in D.T.E. 97-120, including approval of the nuclear asset divestiture plan and a PBR mechanism, (2) the approval of the non-nuclear asset divestitures in D.T.E. 99-29 and D.T.E. 99-74, (3) the approval of the nuclear asset divestiture in D.T.E. 00-68, and (4) the approval of the renegotiations of PPAs in D.T.E. 99-56 and D.T.E. 99-101. In each case, the Department found that WMECo had taken all reasonable steps to mitigate, to the maximum extent possible, such transition costs. G.L. c.164,ss.1G(d)(1).



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12       WMECo is not seeking to securitize the amounts associated with the buyout of the Vermont Yankee PPA because the Company expects the RRBs to be issued prior to the Vermont Yankee transaction (Tr.2, at 203; Exh. WM-2, at 5). At the request of the petitioner, the Department's investigation of D.T.E. 00-11 has been stayed pending resolution of the sale of Vermont Yankee. At the time of the petitioner's request, the Department was poised to issue its Order, but stayed its hand and will continue to do so at least for the interim. The petitioner is advised to bring D.T.E. 00-11 to a conclusion. It is time to wind up WMECo's restructuring cases filed to date.

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D.T.E. 00-40                                                             Page 13


Accordingly, the Department finds that WMECo has met its obligation to mitigate the transition costs it seeks to securitize for the purposes of G.L. c. 164,ss.1G(d)(4)(i).

         C.       SAVINGS TO RATEPAYERS

                  1.       INTRODUCTION

         Under the Company's restructuring plan, ratepayers pay a carrying charge of 12.63 percent for all unrecovered transition costs (Exh. WM-2, at 25). WMECo argues that its ratepayers will benefit from securitization if the carrying cost of the RRBs plus transaction costs and call premiums is less than its current 12.63 percent carrying charge (ID. at 24). Based on the current bond market conditions, WMECo forecasts that the carrying charge rate of 12.63 percent will be reduced to approximately 7.97 percent for the securitized transition costs (Exh. DTE-5-2, exh. RAS-2, at 13). WMECo calculates the total net present value of savings to its ratepayers as a result of securitization to be approximately $32 million based on its estimates of the carrying cost of the RRBs, the amount to be securitized, the tax benefit associated with the PPA buyouts, and the discount rate (Exh. DTE-5-2). The Company calculated the estimated savings by comparing its transition costs under two scenarios: (1) no securitization of transition costs with traditional carrying costs applied; and
(2) a securitization that assumes, as of the December 22, 2000 filing, that $155 million is funded with RRBs (Exh. DTE-5-2, exhs. RAS-2, RAS-3).

         Although no party disputed that securitization will yield ratepayer savings as long as the interest rate on the RRBs is less than 12.63 percent, WMICG states that the Settlement indicates that "substantial customers savings" will result from securitization (WMICG Comments at 1).

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D.T.E. 00-40                                                             Page 14


WMICG argues that if the final calculation of the savings does not exceed a minimum level, such as $10 million, the RRBs should not be issued (ID.). The Agencies support approval of WMECo's request to securitize its transition costs stating that, in their capacity as the financing entity, their goal is to protect the interests of the Company's ratepayers by ensuring the lowest, all-in-cost, pricing reasonably obtainable for the RRBs (Agencies Brief at 2; Agencies Supplemental Comments at 2). The Agencies state that, in approving final terms and conditions of the RRBs, they will seek to avoid unnecessary or excessive costs in order to obtain maximum ratepayer savings, while at the same time obtaining the highest possible bond ratings (Agencies Brief at 3). The Agencies further state that approval of the Settlement will result in savings to ratepayers that are not otherwise available (Agencies Supplemental Comments at 2).

                  2.       ANALYSIS AND FINDINGS

         In order to approve a financing order, the Department must find that savings to ratepayers will result from securitization and that all such savings derived from securitization will inure to the benefit of ratepayers. G.L. c. 164, ss.ss. 1G(d)(4)(ii)-(iii). Neither WMECo nor the Agencies, as the financing entity, will authorize a bond issuance unless there are demonstrated ratepayer savings (Settlement at 3, Agencies Brief at 2-3). WMECo states that it will not issue RRBs unless the all-in cost of issuance of the RRBs results in a carrying charge of less than the current carrying charge of 12.63 percent (Exh. WM-2, at 25). Because securitizing at an all-in cost less than 12.63 percent will result in ratepayers paying a transition charge that is lower than what they would have paid without securitization, the Department finds that savings to ratepayers will result from securitization. Therefore, WMECo should

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D.T.E. 00-40                                                             Page 15


proceed with securitization and ensure that all such savings will inure to the benefit of ratepayers, in accordance with G.L. c. 164,ss.ss.1G(d)(4)(ii)-(iii).

         While WMECo forecasts savings to ratepayers of approximately $32 million, the Department notes that the actual amount of ratepayer savings is predicated on market conditions at the time of bond issuance. On issuance, a financing order is irrevocable and may not be altered by the Department. G.L. c. 164,ss.1H(b)(3). While the Settlement specifies that the issuance of the RRBs is contingent on savings to customers, pursuant to the Act, the Department must rely on the Agencies, as the financing entity, to ensure that the maximum level of ratepayer savings is obtained. G.L. c. 164,ss.ss.1H(a), 1H(b)(2); BOSTON EDISON COMPANY, D.T.E. 98-118, at 16 (1999).

         D.       EMPLOYEE COMMITMENTS

         Prior to approving a financing order, the Department must be satisfied that WMECo has obtained a written commitment from the purchasers of its divested generation units that all non-managerial employees who were employed at any time during the three-month period prior to the divestiture, will be offered employment at levels of wages and overall compensation no lower than the employees' prior levels. G.L. c. 164,ss.1G (d)(4)(iv). Such commitments were obtained from the purchasers of the Company's generation units prior to divestiture (Exh. WM- 2, at 5; WMECo Brief at 6). The purchasers' commitment appear firm and unavoidable. Therefore, the Department finds that WMECo has satisfied the requirements of G.L. c. 164,ss. 1(g)(d)(4)(iv) relating to employee commitments.

D.T.E. 00-40                                                             Page 16


         E.       ORDER OF PREFERENCE FOR USE OF PROCEEDS

         Before the Department may approve a financing order, WMECo must show that it has established an order of preference that impacts its customer's rates most favorably. G.L. c. 164,ss.1G(d)(4)(v). The Company proposes to apply the RRB proceeds to: (1) the costs of issuing the RRBs; (2) the buyout of its Springfield and MASSPOWER PPAs; (3) retiring common equity; (4) retiring all of the Company's preferred stock; and (5) retiring debt (Exhs. WM-1R at 19; WM-3, at 3, 11).

         Equity is a more expensive form of capital than debt. However, WMECo cautions that the retirement of common equity, which is made up of both preferred and common stock, must be limited because it is beneficial to maintain an approximate 60 to 40 percent debt to equity ratio in order to achieve a solid, investment-grade capital structure (Exh. WM-3, at 6-7). Therefore, WMECo states that the use of RRB proceeds would first be used to retire its preferred stock, which is the most expensive form of capital (ID. at 9, 10). Next, WMECo will retire as much of its common stock as possible, while still maintaining the optimum debt to equity ratio of 60 to 40 percent. Finally, the Company will reduce its debt by retiring its first mortgage bonds and short term debt (ID. at 11). The amount of each security retired will depend on market conditions (ID.). The exact order of preference will be reexamined at the time of issuance and may be adjusted if interest rates have changed significantly (ID.). As a result of these proposed changes to WMECo's capital structure, the Company argues that its weighted cost of capital will be reduced from 12.63 percent to 11.84 percent (Exh. DTE-5-2, exh. RAS-2, at 12).

D.T.E. 00-40                                                             Page 17


         The Company's proposed use of proceeds will benefit ratepayers through the change in the debt to equity ratio that will redefine the capital structure of the Company. Further, with the proposed use of proceeds, the Company anticipates that its overall credit rating will improve and, in turn, lower its borrowing costs, thereby resulting in interest expense savings (Exh. WM-3, at 8). These interest expense savings will be passed on to WMECo's ratepayers through the securitization process (Exhs. WM-3, at 8; DTE 5-2, exhs. RAS 1, RAS 2, at 12). Therefore, the Department finds that WMECo's proposal satisfies the requirements of the Act relative to the order of preference for use of bond proceeds, and thus complies with G. L. c. 164, ss. 1G(d)(4)(v).

IV.      AMOUNTS TO BE SECURITIZED

         WMECo proposes to securitize the following costs: (1) the unrecovered Millstone 2 and Millstone 3 plant balances incurred as of December 31, 1995, approved as transitions costs in D.T.E. 97-120; (2) the buydown payment and any related transaction costs of the Springfield PPA, approved as transition costs in WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 99-56 (1999), and the MASSPOWER PPA, WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 99-101; (3) the DOE - D&D costs approved as a transition cost in D.T.E. 97-120; (4) the non-Millstone 3 net of tax debt allowance for funds used for construction approved as a transition cost in D.T.E. 97-120; and (5) the unamortized loss on required debt, refinancing expenses, call or tender premiums and transaction costs (Exh. WM-1R at 6-7). Per the Settlement, the total amount the Company proposes to securitize is approximately $155 million (Settlement at 3).

D.T.E. 00-40                                                             Page 18


         The Agencies have reviewed the Company's estimated transaction costs, including the costs of issuing, servicing, and retiring the RRBs, and the proposed administration and servicing fees, and have found the costs to be reasonable both in terms of the Company's proposed transaction and in comparison with the BECo RRB transaction (Agencies Brief at 8; Agencies Supplemental Comments at 1). The Agencies commit to review the final transaction costs at the time of issuance and to monitor the proposed recovery of transaction costs, including ongoing transaction costs included in the RTC charge (ID.).

         Because the bonds issued pursuant to this Order will be without recourse to the credit of WMECo or any assets of WMECo, and because the bonds will constitute irrevocable obligations levied until their retirement on bills paid by the ratepayers of WMECo, the Department must scrutinize all amounts proposed to be included in the securitization total to ensure that only those costs that have been shown to be recoverable and mitigated are securitized. The Attorney General and WMECo agree that the $155 million to be securitized represents a reasonable estimate of WMECo's transition costs as defined in G.L.
c. 164, ss.1G (Settlement at 3-4). However, these parties acknowledge the transition costs may change as a result of the actual Millstone proceeds and the adjudication of issues in WMECo's reconciliation filing, D.T.E. 00-33 (ID.).13



--------------
13 Pursuant to the terms of the Settlement, if WMECo's actual transition costs are less than the amount securitized, then WMECo will provide its retail customers with a uniform cents per kilowatt hour rate credit in an amount equal to the excess amount securitized including carrying costs (Settlement at 4).

D.T.E. 00-40                                                             Page 19


         In D.T.E. 97-120, D.T.E. 99-56, and D.T.E. 99-101, the Department found that the costs the Company seeks to securitize are mitigated and approved transition costs. Therefore, consistent with our earlier findings in D.T.E. 97-120, D.T.E. 99-56, and D.T.E. 99-101, these costs are recoverable, and can be included in the transition costs to be securitized. In addition, because the Act permits recovery of refinancing costs as transition property, the Department will allow WMECo to securitize the refinancing costs associated with the securitization (E.G. the unamortized loss on required debt, refinancing expenses, call or tender premiums and transaction costs). SEE G.L. c. 164, ss. 1H(a). However, the Department will review the reasonableness of these costs in the Company's next transition charge reconciliation proceeding, and may, at that time, disallow the recovery of costs that are found to be unreasonable. The Department will ensure that any disallowance of the refinancing costs will not affect the RTC charge. Furthermore, if WMECo's actual refinancing costs are lower than the securitized amount, the Department directs WMECo to return to ratepayers any amounts in excess of its actual costs.

         Based on the foregoing analysis and findings, the Department will allow WMECo to securitize approximately $155 million of the following costs: (1) the unrecovered Millstone 2 and Millstone 3 plant balances incurred as of December 31, 1995, approved as transition costs in D.T.E. 97-120; (2) the buydown payment and any related transaction costs of the Springfield PPA, approved as a transition cost by the Department in D.T.E. 99-56, and the MASSPOWER PPA approved as transition costs in D.T.E. 99-101; (3) the DOE - D&D costs approved as a transition cost in D.T.E. 97-120; (4) the non-Millstone 3 net of tax debt

D.T.E. 00-40                                                             Page 20


allowance for funds used for construction approved as a transition cost in D.T.E. 97-120; and (5) the unamortized loss on required debt, refinancing expenses, call or tender premiums and transaction costs. Consistent with the terms of the Settlement, the Company is directed to refund any excess amounts securitized to ratepayers through a credit in an amount equal to the excess amount securitized including carrying costs.

V.       PROPOSED FINANCING ORDER

         As discussed above, WMECo, in consultation with the Agencies, submitted an initial proposed financing order with its petition and later a revised proposed financing order with the Settlement (Exh. WM-1R). The Department includes an attachment (Appendix 1) to this Order that incorporates the Department's findings herein. Appendix 1, which is part of the Department's financing order, contains additional terms for the issuance of the bonds. Appendix 1 also includes reporting forms (Appendix A, att. 1-4, and Appendix B) that shall be filed with the Department by the Agencies on bond issuance. In the following sections, the Department reviews and analyzes certain provisions in the proposed financing order: (1) adjustments to the RTC charge; and (2) working capital account related to the RTC charge. Pursuant to such review, the Department approves the proposed financing order attached hereto as Appendix 1.

         A.       ADJUSTMENTS TO THE RTC CHARGE

                  1.       INTRODUCTION

         WMECo proposes to adjust the RTC charge periodically to ensure that it remains sufficient to generate an amount equal to the sum of the periodic RRB payment requirements

D.T.E. 00-40                                                             Page 21


for the upcoming year, subject to a 3.35 cents per kilowatthour ("KWH") cap on the transition charge (Exhs. WM-1R at 14, WM-2, at 18). The initial RTC charge is estimated to be 0.523 cents per KWH for all classes of retail customers (Exh. DTE-5-2, exh. RAS-2, at 1-2). The Company performed a "stress case" analysis to determine the level of transition charge required to support the bonds in the event that an improbable set of events occurs that would jeopardize (1) the ongoing transaction costs, (2) the semi-annual interest payments, (3) the reduction of the principal balance, or (4) any other shortfall jeopardizing repayment of the RRBs (Exh. WM-2, at 17). Based on this stress analysis the Company established the 3.35 cents per KWH cap for the transition charge (Exh. WM-1R at 14).

         Further, the proposed revised financing order specifies that if an adjustment to the transition charge to meet the rate reduction requirements of the Act would cause it to fall below the required RTC charge, then the Department shall instead allow WMECo to adjust other rate components so that the transition charge remains higher than the RTC charge (Exhs. WM-1R at 14, WM-2, at 19). In addition, the proposed revised financing order provides that, to the extent the RTC charge displaces recovery of other transition costs that are not funded with the RRBs, such other transition costs will be deferred with a return for future recovery (ID.).

                  2.        POSITIONS OF THE PARTIES

                           a.       AGENCIES

         The Agencies argue that WMECo's proposal for periodic adjustments to the RTC charge are necessary to improve the creditworthiness of the bond issue which will insure the

D.T.E. 00-40                                                             Page 22


highest possible rating (Agencies Brief at 4). Further, the Agencies argue that deferral of other rate components at an appropriate carrying charge is necessary to ensure that the Company neither gains nor loses from such a deferral (Agencies Reply Brief at 2). The Agencies maintain that, if the Company's revenues are reduced to support the transition charge without the payment of an appropriate carrying charge, a link would be created between the Company and the SPE, which would be a barrier to receiving a true-sale and non-consolidation opinion from bankruptcy counsel (Agencies Brief at 3).14

         Finally, the Agencies maintain that the deferral provision is similar to what was approved by the Department in BECo's securitization (Agencies Reply Brief at 2, CITING BOSTON EDISON COMPANY, D.T.E. 98-118A (1999)). In the BECo securitization, the Agencies argued that the deferral provision was deemed necessary and sufficient to permit bankruptcy counsel to issue a true-sale and non-consolidation opinion (Agencies Reply Brief at 2).

                           b.       WMECO

         The Company argues that changes in other rate components, other than the RTC, are not relevant to this proceeding because there are no net increases in the non-RTC components of the rates (WMECo Reply Brief, at 19). The Company further argues that while a decrease



--------------
14 In "true-sale" and "non-consolidation" opinions, bankruptcy counsel opines that the transfer of the transition property from the Company, as seller, to the note issuer is an absolute sale and the assets and liabilities of the note issuer would not be substantially consolidated with those of the Company in the event of a future bankruptcy (Agencies Reply Brief at 2, n.1). The Agencies contend that the sale of the property right by WMECo to a bankruptcy-remote SPE must be treated as a true sale (ID. at 2-3). A true sale is the transfer of transition property and not a secured borrowing (ID.). A true sale designation prevents the assets from becoming part of any bankruptcy of WMECo. It is this feature that permits the RRBs to be assigned a high credit rating (ID. at 1-2).

D.T.E. 00-40                                                             Page 23


in the non-RTC components of the rates would create the need for deferrals, in the absence of securitization, WMECo would be entitled to collect its transition costs and, if the charge necessary to collect them were to increase, additional deferrals would be necessary (ID.). If the required RTC charge exceeds the level of the transition charge, then other rate components would need to be reduced and deferred for future recovery at the carrying charge applicable to that rate (Tr. 1 at 85-86; Exh. WM-2, at 20-21).

                  3.       ANALYSIS AND FINDINGS

         In WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.T.E. 00-110, the Department approved a 2001 transition charge of 0.535 cents per KWH. Under the terms of the proposed Settlement, approximately 97 percent of this transition charge will be required to support the payments on the RRBs. WMECo maintains that the size of the charge supporting the RRB relative to the size of the transition charge does not directly affect the rating of the bonds (Exhs. DTE-6-2, DTE-7-2). Nonetheless, this small level of "headroom" could be an issue if a reduction in sales causes a shortfall in revenues to support the RRB payments.

         In the event there are insufficient transition charge revenues to support the RRB payments, the amended financing order requires adjustment to other components of WMECo's rates (Exh. WM-1R at 14). In its Restructuring Order, D.T.E. 97-120, the Department instructed WMECo to charge the wholesale price for standard offer service. D.T.E. 97-120, at 190. Therefore, a standard offer deferral mechanism is not automatic and requires the Company to request approval for any standard offer deferrals. D.T.E. 97-120, at 191. Thus, while it may be possible for the Company to adjust its standard offer rate, this request should

D.T.E. 00-40                                                             Page 24


be made as a final resort after other options are considered. In the event rate components need to be lowered and deferred to accommodate a higher transition charge, such adjustments will have to be approved by the Department within the true-up procedure proposed by the Company and the Agencies (Exhs. WM-4, at 22, WM-1R at 14; Agencies Brief, at 5). The Department finds that the proposed true-up and review procedures for the RTC and other rate components permit sufficient opportunity for Departmental oversight.

         Furthermore, the Department recognizes that the RTC charge adjustment mechanism is necessary for the proposed securitization. The rating organizations will expect the RTC charge to be sufficient to cover the expected amortization of the principal amount and interest of the RRBs, together with fees and expenses. If the RTC charge initially established is not sufficient to cover these payments, the rating organizations will expect to see a true-up mechanism that would adjust the RTC charge on a timely basis. Therefore, the Department finds that such a true-up mechanism is necessary to ensure that the RTC charge is sufficient to cover the expected amortization of the principal amount and interest of the RRBs, together with fees and expenses, and to protect the credit-worthiness of the RRBs, the linchpin of this effort.

         B.       WORKING CAPITAL ACCOUNT RELATED TO THE RTC

                  1.       INTRODUCTION

         WMECo states that the Agencies will require an amount of cash to be set aside and remitted to the SPE, sufficient to ensure that the RRB payments will be made (Exh. DTE-1-3). WMECo proposed to contribute approximately $720,000 to a working capital account to cover

D.T.E. 00-40                                                             Page 25


the 45-day lag between the date when bondholders receive their payment and the date when the SPE receives the RTC funds, which helps ensure adequate RRB payments (Exh. WM-2, at 15-16, DTE-5-2, exh. RAS-2, at 2; WMECo Reply Brief at
16). This lag is caused by the delay between when the Company provides service and when it receives payment from its ratepayers (ID.). To compensate for the use of its capital, WMECo proposed to apply a carrying charge at its cost of capital (12.63 percent) on the working capital account (ID. at 16). If approved, the carrying charge for this capital advance will amount to approximately $89,000 annually to be collected as an adder to the RTC charge (Exhs. WM-2, at 14, exh. RAS-6; DTE-5-2, exh. RAS 2, at 2).

         WMECo argues that the allowance for costs as part of its distribution rates compensates WMECo for costs presented in its last rate case, which predates its securitization application (WMECo Reply Brief at 16). WMECo maintains that because the funding of the working capital account is an expense associated with servicing the RRBs and is required as a credit enhancement by the Agencies, it is, therefore, entitled to compensation (Exh. DTE-1-3; WMECo Reply Brief at 16-17).

         The Attorney General initially contested the collection of a carrying charge on the Company's working capital account, arguing that this amount may already be included in distribution rates (Attorney General Brief at 6, CITING RR-AG-8). However, the schedules submitted by the Company pursuant to the Settlement show the inclusion of a carrying charge on the working capital account (Exh. DTE-5-2, exh. RAS-2, at 2).

D.T.E. 00-40                                                             Page 26


                  2.       ANALYSIS AND FINDINGS

         Working capital is a cost incurred to support the RRB payments and, according to the Agencies, it provides additional assurance that bondholders will receive payment. Creation of a separate account is required by the Agencies as an additional means of credit enhancement to ensure that the RRBs receive the highest possible credit rating. To create this account, the Company is investing its own funds for a statutorily required and beneficial regulatory purpose. The Restructuring Act requires all savings associated with securitization to be passed on to ratepayers. G.L. c. 164, ss. 1(H)(b)(2). Therefore, it is reasonable to permit the Company to collect its working capital costs associated with providing these savings. While we recognize that the Company already has a working capital component as part of its distribution rates, the working capital associated with the RRBs is a new cost. The working capital component included in the Company's distribution rates predates this proceeding, and the costs associated with securitization were not known at the time of the Company's last rate case. SEE WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.P.U. 91-290 (1992). Accordingly, the Department will allow the Company to collect a carrying charge at its cost of capital on its working capital account through the RTC charge as specified in Exhibit DTE-5-2, exhibit RAS-2, at 2.15

         As the Agencies are charged with ensuring the lowest all-in cost possible for the RRBs, the Department will rely on them to reassess the need for a working capital account as an



--------------
15 The Department notes that schedules attached to a settlement carry no precedential weight. SEE BARNSTABLE WATER COMPANY, D.P.U. 91-189, at 6,
         n.3 (1992); DOVER WATER COMPANY, D.P.U. 90-86, at 4 (1990).

D.T.E. 00-40                                                             Page 27


additional credit enhancement at the time of the RRB issuance (SEE Exh. WM-8, at 1). In addition, in order to assure an accurate level of working capital, the Company is directed to submit, at the time of its transition charge reconciliation filings, an appropriate a lead-lag study.

VI.      ORDER

         Accordingly, after due notice, hearing and consideration, it is hereby

         ORDERED:   That Western Massachusetts Electric Company's April 18, 2000
application, as later modified by the December 22, 2000 Settlement, is APPROVED and the issuance of rate reduction bonds by Western Massachusetts Electric Company to securitize reimbursable transition costs amounts pursuant to this Financing Order and Appendix 1, which contains additional terms for the issuance of bonds, is hereby approved; and it is

         FURTHER ORDERED: That the amount which Western Massachusetts Electric Company may securitize comprises the costs associated with (1) the unrecovered Millstone 2 and Millstone 3 plant balances incurred as of December 31, 1995, approved as transition costs in D.T.E. 97-120; (2) the buydown payment and any related transaction costs of the Springfield PPA, approved as a transition cost by the Department in D.T.E. 99-56, and the MASSPOWER PPA approved as transition costs in D.T.E. 99-101; (3) the DOE - D&D costs approved as a transition cost in D.T.E.97-120; (4) the non-Millstone 3 net of tax debt allowance for funds used for construction approved as a transition cost in D.T.E. 97-120; and (5) the unamortized loss on required debt, refinancing expenses, call or tender premiums and transaction costs; and it is

D.T.E. 00-40                                                             Page 28


         FURTHER ORDERED: That Western Massachusetts Electric Company comply with all other orders and directives contained herein.

                                           By Order of the Department,


                                           /s/ JAMES CONNELLY
                                           ---------------------------------
                                           James Connelly, Chairman


                                           /s/ W. ROBERT KEATING
                                           ---------------------------------
                                           W. Robert Keating, Commissioner


                                           /s/ PAUL B. VASINGTON
                                           ---------------------------------
                                           Paul B. Vasington, Commissioner


                                           /s/ EUGENE J. SULLIVAN, JR.
                                           ---------------------------------
                                           Eugene J. Sullivan, Jr., Commissioner


                                           /s/ DEIRDRE K. MANNING
                                           ---------------------------------
                                           Deirdre K. Manning, Commissioner

D.T.E. 00-40                                                             Page 29

Appeal as to matters of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part.

Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or ruling of the Commission or within such further time as the Commission may allow upon request filed prior to the expiration of twenty days after the date of service of said decision, order or ruling. Within ten days after such petition is filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. (Sed. 5, Chapter 25, G.L. Ter. Ed., as most recently amended by Chapter 485 of the Acts of 1971).

                          ----------------------------

                            THIS PAGE INTENTIONALLY
                                   LEFT BLANK

                          ----------------------------

                                                                      APPENDIX 1

                        THE COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY


-----------------------------------------------------
                                                     )
WESTERN MASSACHUSETTS ELECTRIC COMPANY               )        D.T.E. 00-40
                                                     )
-----------------------------------------------------)


                           APPENDIX TO FINANCING ORDER


         The Department of Telecommunications and Energy (the "DEPARTMENT") has considered the proposed issuance of electric rate reduction bonds ("RRBS") by Western Massachusetts Electric Company (together with any legal successors thereto, "WMECO") to securitize (as such term is used in M.G.L. c. 164, ss.ss. 1G and 1H) a principal amount of reimbursable transition costs amounts (used herein as defined in M.G.L. c. 164, ss. 1H) of approximately $155 million (the "RRB TRANSACTION"). The approximately $155 million represents a portion of WMECO's overall transition costs (used herein as defined in M.G.L. c. 164, ss.
1H), including transaction costs arising from the issuance of the RRBs. Such costs, together with ongoing transaction costs related to the RRB Transaction, including certain credit enhancement as described below, will be recovered through the assessment and collection of a portion of the transition charge. The principal amount of RRBs is subject to adjustment based on prevailing market conditions at the time the RRBs are priced and input from nationally recognized statistical rating organizations (the "RATING AGENCIES") selected by WMECO, with the approval of the Massachusetts Development Finance Agency and Massachusetts Health and Educational Facilities Authority (together, the "AGENCIES"), to rate the RRBs, tax authorities, and underwriters, or changes in the proposed transaction not now anticipated by WMECO. The Department finds that the RRB Transaction will result in net savings for the benefit of WMECO's customers reflected in lower transition charges than would be required to recover the approved transition costs if this Financing Order was not adopted and otherwise satisfies the requirements of M.G.L. c. 164, ss.ss. 1G and 1H. Therefore, pursuant to this Financing Order, the Department authorizes the RRB Transaction as described herein and in WMECO's petition (the "PETITION").

                                TABLE OF CONTENTS
                                                                            PAGE


I.       STATUTORY AND REGULATORY OVERVIEW....................................1

II.      RRB TRANSACTION......................................................2

         A.       Proposed Structure..........................................2

         B.       Recovery of Transition Costs................................6

                  1.       Transition Costs Approved in Restructuring Order...6

                  2.       Transaction Costs of Issuance......................7

         C.       Ongoing Transaction Costs...................................8

         D.       RTC Charge..................................................9

         E.       Periodic Adjustments to the RTC Charge.....................12

         F.       Formation of SPE...........................................14

         G.       Transition Property........................................15

         H.       Sale of Transition Property to SPE.........................16

         I.       Issuance and Transfer of SPE Debt Securities and
                  Issuance of RRBs...........................................17

         J.       Nonbypassable RTC Charge...................................18

III.     RATEPAYER BENEFITS..................................................18

IV.      USE OF PROCEEDS.....................................................19

V.       RELATED ISSUES......................................................19

         A.       Tax Considerations.........................................19

         B.       Accounting and Financial Reporting.........................20

         C.       Rating Agency Considerations...............................21

                  1.       True-sale Opinion.................................21

                  2.       Credit Enhancement................................22

                  3.       Sequestration.....................................25

                  4.       Third Party Supplier Concerns.....................25

         D.       Allocation of Collection Shortfalls........................25

         E.       Servicing..................................................27

         F.       Accounting for Certain Benefits............................28

         G.       SPE Administration and Other Transactions with each SPE....29

         H.       Exemptions.................................................29

                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            PAGE


                  1.       Competitive Bidding Requirements..................29

                  2.       Par Value Debt Issuance Requirements..............30

FINDINGS.....................................................................32

ORDERS ......................................................................40

APPENDIX A        ISSUANCE ADVICE LETTER

APPENDIX B        ROUTINE TRUE UP LETTER

I.       STATUTORY AND REGULATORY OVERVIEW

         On November 25, 1997, Governor Cellucci signed into law a comprehensive electric industry restructuring law, Chapter 164 of the Acts of 1997 (the "ACT"), which authorizes electric companies to securitize all or a portion of their transition costs through the issuance of RRBs to provide savings to ratepayers.

         In its orders dated September 17, 1999 and December 20, 1999 in D.T.E. 97-120 (collectively, the "RESTRUCTURING ORDER"), the Department approved WMECO's restructuring plan. In accordance with the Restructuring Order and M.G.L. c. 164, ss. 1G(d)(3), WMECO has mitigated its transition costs by, among other steps, completing the divestiture of its non-nuclear generation assets. Remaining transition costs--together with related fees, costs and expenses--are eligible for recovery through the issuance of RRBs. WMECO has not finalized the sale of its nuclear generation assets but the applicable statute, M.G.L. c. 164, provides that RRBs may be issued prior to the sale of such nuclear generation assets. Permitting WMECO to securitize these costs prior to final divestiture enables ratepayers to take fullest advantage of the savings created by securitization. Approximately $155 million in transition costs are being securitized by the issuance of RRBs.

         Subsequent to the enactment of the Act, WMECO, together with other Massachusetts electric companies, has been working with representatives of the Agencies to develop the structure for the RRB Transaction and the process for approval by the Department. Representatives of the Agencies have reviewed and commented on WMECO's Petition and the exhibits thereto, including the proposed "Appendix 1 to the Financing Order" included therewith. Based on their knowledge and experience with other rate reduction bond financings, representatives of the Agencies have indicated that (i) the RRB Transaction satisfies (A) all requirements under ss.ss. 1G and 1H relating to the terms and conditions of the RRBs and (B) historic rating agency criteria consistent with achieving the highest possible ratings for the RRBs, and (ii) the estimated transaction costs that are subject to the Agencies' approval are justified.

II.      RRB TRANSACTION

         A.   PROPOSED STRUCTURE

         WMECO has provided a general description of the RRB Transaction structure in its Petition, testimony, and discovery conducted during the proceedings. The testimony filed as part of WMECO's Petition includes the testimony of Mark A. Englander (the "ENGLANDER TESTIMONY"), the testimony of Randy A. Shoop (the "SHOOP Testimony") and the testimony of Richard A. Soderman (the "SODERMAN TESTIMONY," and, collectively with the Englander Testimony and the Shoop Testimony, the "WMECO TESTIMONY"). This proposed structure is subject to modification, depending on (i) negotiations with the rating agencies selected by WMECO, with the approval of the Agencies, to assign credit ratings to the RRBs and (ii) market conditions at the time the SPE Debt Securities and the RRBs are issued. The final structure will be determined by WMECO at the time the RRBs are priced, with the approval of the Agencies as provided herein, and after input from the rating agencies, tax authorities, and the underwriters.

         Pursuant to this Financing Order, WMECO will securitize a portion of its transition costs, together with the transaction costs of issuing notes (the "SPE DEBT SECURITIES") and RRBs. These amounts constitute reimbursable transition costs amounts (used herein as defined in M.G.L. c. 164, ss. 1H(a)) and shall be financed through the issuance of SPE Debt Securities and RRBs. The repayment of such amounts, together with the recovery of ongoing costs related to the RRB Transaction, including but not limited to, overcollateralization, and certain additional credit enhancement as described below (also reimbursable transition costs amounts), shall be effected through the assessment and collection of a portion of WMECO's transition charge (such portion, once securitized, the "RTC CHARGE") from which debt service of and costs associated with SPE Debt Securities and RRBs will be repaid. The transition charge, a component of which will be the RTC Charge, is a separate, nonbypassable charge assessed and collected from each WMECO customer or ratepayer taking delivery, transmission, distribution, back-up, maintenance, emergency or any other delivery or energy service provided by WMECO to such retail customer, regardless of that customer's source of electric power (referred to herein, the "RETAIL CUSTOMER"). The transition charge, including the RTC Charge, is a usage-based tariff on each Retail Customer's monthly bill and may include in the future an exit fee collected pursuant to M.G.L. c. 164, ss. 1G(g) until the Total RRB Payment Requirements (as defined below) are discharged in full.

         As described in the Petition, the principal asset to be used to support the RRBs is transition property (the "TRANSITION PROPERTY"). The Transition Property represents a continuously existing property right created pursuant to M.G.L. c. 164, ss. 1H, including, without limitation, the right, title, and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from or constituting (a) the reimbursable transition costs amounts established by this Financing Order, including such amounts established in an issuance advice letter, substantially in the form of Appendix A to this Financing Order (the "ISSUANCE ADVICE LETTER"), (b) the RTC Charge authorized by this Financing Order, including the initial RTC Charge set forth in the Issuance Advice Letter, as it may be adjusted from time to time in order to generate amounts sufficient to discharge an amount equal to the sum of the Periodic RRB Payment Requirement (as defined below) for the upcoming year, and
(c) all rights to obtain periodic adjustments and non-routine adjustments to the RTC Charge. Pursuant to this Financing Order, the Transition Property and the RTC Charges are irrevocable, and cannot be reduced, rescinded, altered, amended, or impaired by either the Department (or any successor entity) or The Commonwealth of Massachusetts (the "COMMONWEALTH") through its pledge contained in M.G.L. c. 164, ss. lH(b)(3).

         WMECO will form one or more special purpose entities (each, an "SPE"), each a bankruptcy-remote entity, wholly owned by WMECO, and will provide the initial capitalization of each SPE (currently estimated to be approximately 0.50% of the initial RRB principal balance), which capitalization amount will be deposited into the Capital Subaccount (as defined below). To the extent that the Capital Subaccount is depleted, as described in Section V(c)(2) hereof, the capitalization amount will be replenished through the RTC Charge, as adjusted periodically. All other credit enhancement or the cost thereof (other than credit enhancement obtained because WMECO is making RTC Charge remittances less frequently than daily) will be collected "pro rata" over time, through the RTC Charge, as adjusted periodically. WMECO will sell the Transition Property to one or more SPEs in transactions, each of which, under M.G.L. c. 164, ss. lH(f)(1), will be intended to be and will be treated as a legal true sale and absolute transfer to such SPE, notwithstanding contrary treatment of such transfer for accounting, tax, or other purposes. Each such SPE will constitute a financing entity for purposes of M.G.L. c. 164, ss. 1H.

         To raise the funds to pay the purchase price of the Transition Property to WMECO, such SPE will issue and sell SPE Debt Securities to a special purpose trust established by the Agencies. Such special purpose trust, which will constitute a financing entity for purposes of M.G.L. c. 164, ss. 1H, will sell interests in the SPE Debt Securities by issuing and selling RRBs, the net proceeds of which will be remitted to such SPE and ultimately to WMECO. All of the assets of such SPE, including specifically the Transition Property and the other collateral of the SPE (the "OTHER SPE COLLATERAL"), will be pledged as collateral to secure SPE Debt Securities.

The Other SPE Collateral will include without limitation, the rights of each SPE under all RRB Transaction documents including the sale agreement by which each SPE acquires all rights in the Transition Property (and including any hedging agreement in place with respect to variable rate RRBs), the servicing agreement (the "SERVICING AGREEMENT"), by which WMECO, or any successor servicer (the "SERVICER"), acts as servicer for the Transition Property, the Administration Agreement (as defined below), the rights of each SPE in and to the collection account (the "COLLECTION ACCOUNT") and any subaccounts established therein including the general subaccount (the "GENERAL SUBACCOUNT"), the overcollateralization subaccount (the "OVERCOLLATERALIZATION SUBACCOUNT"), the capital subaccount (the "CAPITAL SUBACCOUNT"), and the reserve subaccount (the "RESERVE SUBACCOUNT"), and any investment earnings on amounts held by such SPE (but excluding an amount equal to investment earnings on the initial capital contributed by WMECO, which earnings are to be returned to WMECO semiannually or more frequently as a distribution of capital by such SPE so long as there are sufficient moneys available to make scheduled distributions of interest and principal on the RRBs and pay required financing expenses).

         RRBs sold to investors will take the form of pass-through certificates representing undivided beneficial interests in the SPE Debt Securities, in the manner permitted by M.G.L. c. 164,ss.1H(c). SPE Debt Securities will take the form of notes secured by a first priority statutory lien on all Transition Property as provided in M.G.L. c. 164,ss.1H(e), together with a pledge of the Other SPE Collateral.

         It is anticipated that the RRBs may be issued in multiple series or classes with different maturities depending upon market conditions. The longest term RRBs will have expected repayment terms of 12 years, with legal maturities up to 15 years in accordance with ss. 1H(b)(4)(vi).

         B.   RECOVERY OF TRANSITION COSTS

         M.G.L. c. 164, ss. 1H(b)(1) provides that the Department may issue a financing order "to facilitate the provision, recovery, financing, or refinancing of transition costs." Transition costs are "the embedded costs" that are determined to be recoverable through a transition charge pursuant to M.G.L.
c. 164, ss. 1. In the Restructuring Order, the Department approved the transition costs and transition charges that WMECO is now entitled to collect. The Department has further approved, under M.G.L. c. 164, ss.ss. 1G(e) and H(b)(2), that these transition charges be nonbypassable by Retail Customers. The Department can authorize an electric company to securitize reimbursable transition costs amounts, as provided in M.G.L. c. 164, ss. 1H. Pursuant to this Financing Order, the Department authorizes WMECO's securitization through the RRB Transaction of reimbursable transition costs amounts recoverable through RTC Charges. WMECO currently estimates that the principal amount of RRBs to be issued will be approximately $155 million, subject to adjustment based on, without limitation, prevailing market conditions at the time the RRBs are priced, input from rating agencies, tax authorities and underwriters, or changes in the proposed RRB Transaction not now anticipated by WMECO.

                  1.  Transition Costs Approved in Restructuring Order

         In accordance with M.G.L. c.164, ss. 1H and the Restructuring Order, the following are approved transition and issuance costs allowed to be recovered through the RTC Charge:

         (i) Unrecovered Millstone 2 and 3 balances incurred prior to December 31, 1995 that remain unrecovered as of October 1, 2000 (the assumed date of securitization) as approved in D.T.E. 97-120;

         (ii) Buydown payment and any related transaction costs of the Springfield Resource Recovery Facility Power Purchase Agreement, approved as a transition cost by the Department in D.T.E. 99-56, and the MASSPOWER buyout payment filed with the Department on November 15, 1999 in D.T.E. 99-101, in each case to the extent that they remain unrecovered as of October 1, 2000 (the assumed date of securitization);

         (iii) Department of Energy Decontamination and Decommissioning Costs approved for collection as a transition cost in D.T.E. 97-120 to the extent that they remain unrecovered as of October 1, 2000 (the assumed date of securitization);

         (iv) Non-Millstone 3 net of tax debt allowance for funds used for construction approved for collection as a transition cost in D.T.E. 97-120 to the extent that it remains unrecovered as of October 1, 2000 (the assumed date of securitization);

         (v)      Unamortized loss on reacquired debt;

         (vi)     Refinancing expenses;

         (vii)    Call or tender premiums; and

         (viii)...Transaction costs.

         Pursuant to this Financing Order, the Department approves these costs as reimbursable transition costs amounts and the right to recover such amounts shall constitute Transition Property.

                  2.  Transaction Costs of Issuance

         In order to issue RRBs to achieve net savings for the benefit of its customers, WMECO will incur transaction costs related to issuance of the RRBs. M.G.L. c. 164, ss. 1H(a) specifically provides that a financing order shall include recovery of the costs of issuing the RRBs and defines Transition Property to include the right to recover costs of issuing, servicing, and retiring RRBs.

         Based on the currently estimated initial offering of approximately $155 million of RRBs, WMECO estimates that the transaction costs to issue these bonds will be approximately $4.5 million which may vary, in part, based on the factors described below. These transaction costs will include, among other items, the underwriting spread, rating agency fees, accounting fees, Securities and Exchange Commission registration fees ("SEC FEES"), Department registration fees, printing and marketing expenses, trustees' fees, legal fees, the Agencies' fees, the servicing set-up fee, and the administrative cost to set up each SPE. The costs may also include original issue discount and redemption costs including call provisions and prepayments required to reduce existing capitalization of WMECO. Certain fees, such as underwriters' spread, rating agency fees, SEC fees, Department registration fees, trustees' fees, the Agencies' fees, original issue discount, and redemption costs will vary, depending on the actual principal amount of RRBs to be issued, market conditions, and the amount of securities to be repurchased -- all of which will be determined at the time of RRB pricing or the reduction of capitalization.

         The Department authorizes WMECO, with approval of the Agencies to the extent provided in the WMECO Testimony, to recover the transaction costs of issuing RRBs described above out of the proceeds of the RRB Transaction and to include such costs as reimbursable transition costs amounts, and the right to recover such amounts shall constitute Transition Property. To the extent prior payment is required, such costs will be paid by WMECO and reimbursed from the proceeds of the RRB Transaction.

         C.   ONGOING TRANSACTION COSTS

         The Department approves WMECO's recovery of ongoing transaction costs through the RTC Charge. The primary ongoing transaction costs will be the servicing fee (the "SERVICING

FEE") paid to WMECO, as initial Servicer of the Transition Property, or any successor Servicer and the ongoing cost of credit enhancement.

         It is anticipated that there will be additional ongoing costs associated with the RRB Transaction, such as the Administration Fee (as defined below), legal and accounting fees, managers'/directors' fees, rating agency fees, fees for the trustees, and any indemnity obligations of the SPE in the RRB Transaction documents for SPE officers, directors and/or managers, trustee fees, liabilities of the special purpose trust, and liabilities to the underwriters related to the underwriting of the RRBs. These costs will also be reimbursable transition costs amounts and will be recovered through the RTC Charge in accordance with M.G.L. c. 164, ss. 1H, and the right to recover these costs as reimbursable transition costs amounts will constitute Transition Property.

         D.   RTC CHARGE

         To facilitate the RRB Transaction, this Financing Order provides a procedure to establish the RTC Charges necessary to amortize SPE Debt Securities and RRBs in accordance with the expected amortization schedule, and provide for the payment of all ongoing transaction costs associated with the RRB Transaction. The RTC Charge will vary over the life of the RRB Transaction as a result of several factors, including, without limitation, the nature of the amortization schedule, changes in the principal balance of RRBs, changes in the weighted average interest cost of RRBs as the relative principal balance outstanding changes, the impact of the variability of energy sales, changes in payment and charge-off patterns, and changes in ongoing costs of RRBs. Prior to the issuance of RRBs, WMECO is authorized to file the Issuance Advice Letter with the Department. The Issuance Advice Letter will confirm the final structure and repayment terms of the RRB Transaction, the total principal amount and pricing of the RRBs, and, to the extent known at the time the Issuance Advice Letter is filed, the actual transaction costs. Such filing will also describe the initial RTC Charge associated with the RRB Transaction, which will be calculated using the methodology described in the Soderman Testimony and adopted in this Financing Order.

         To confirm that the actual terms of the RRB Transaction will result in savings for ratepayers, the Department will require WMECO to provide in the Issuance Advice Letter a calculation of projected savings to ratepayers, using the methodology contained in the Soderman Testimony, applied to the actual structure and terms of the RRBs. So long as the terms and structure result in net savings to WMECO's customers in accordance with this approved methodology, WMECO is authorized to undertake the RRB Transaction.

         The initial RTC Charge for Retail Customers established by this Financing Order and calculated using the methodology contained in the Soderman Testimony, shall become effective automatically when the Issuance Advice Letter is filed. The RTC Charge calculations have been examined and found to be reasonable, and WMECO will deliver the Issuance Advice Letter substantially in the form of Appendix A to this Financing Order.

         WMECO, or any successor Servicer, will bill and collect the RTC Charge and retain all books and records regarding the RTC Charge, subject to the right of the SPE and the special purpose trust to inspect those records. WMECO, or any successor Servicer, will periodically remit (as frequently as required by the rating agencies and, in accordance with M.G.L. c. 164 ss. 1H(b)(8), in all events within one calendar month of collection) collections of RTC Charges to the SPE. To the extent estimation of such collections is required, WMECO will design a methodology that will be satisfactory to the rating agencies, and that will approximate most closely actual collections. On each payment date for the RRBs, the trustee for the SPE Debt Securities will release money from the Collection Account to a trustee for the special purpose trust appointed under an indenture in connection with the RRB Transaction who will pay interest and principal on RRBs to RRB holders.

         RTC Charges will be calculated and set at a level intended to recover
(a) the principal balance of (in accordance with the expected amortization schedule), and interest on, the SPE Debt Securities authorized under this Financing Order, (b) the costs of issuing, servicing and retiring the SPE Debt Securities and the RRBs, including the Servicing Fee, the Administration Fee (as defined below), fees for the trustees, rating agency fees, legal and accounting fees, managers'/directors' fees, contingent indemnity obligations in the RRB Transaction documents, and other related fees and expenses, and (c) the cost of creating and maintaining any credit enhancement (other than credit enhancement obtained because WMECO is making RTC Charge remittances less frequently than daily) required for the SPE Debt Securities and the RRBs (the required periodic payment of such, including deficiencies on past due amounts, the "PERIODIC RRB PAYMENT REQUIREMENT" and, collectively, the "TOTAL RRB PAYMENT REQUIREMENTS"). The periodic calculation of the RTC Charge will be based on assumptions set forth in the Soderman Testimony, including sales forecasts, charge-off patterns, and lags between RTC Charge billing and collection. RTC Charges shall be billed to all of WMECO's Retail Customers, and, in certain situations, to exiting customers as a portion of any exit fee remitted by such customer pursuant to M.G.L. c. 164, ss. 1G(g), until the owner of the Transition Property has received RTC Charges sufficient to discharge the Total RRB Payment Requirements as described in M.G.L. c. 164, ss. 1H(b)(2), whether or not energy is purchased from any third party supplier, and whether or not such distribution system is being operated by WMECO or a successor distribution company. Payments on the SPE Debt Securities and RRBs will be semiannual or more frequent, depending upon market conditions at the time of RRB pricing.

         Under M.G.L. c. 164, ss. 1H(b)(6), the right to collect these RTC Charges becomes Transition Property when and to the extent that this Financing Order is entered authorizing such RTC Charges. The reimbursable transition costs amounts and resulting RTC Charges determined hereby are irrevocable, and the Department or any successor entity does not have authority to, and shall not, rescind, reduce, alter, amend, postpone, terminate or impair this Financing Order, determine that the reimbursable transition costs amounts or the RTC Charges established hereby are unjust or unreasonable or in any way reduce or impair the value of the Transition Property by taking reimbursable transition costs amounts into account in setting other rates of WMECO. SEE M.G.L. c. 164, ss. 1H(b)(3).

         While not separately identified on each Retail Customer's monthly bill, each monthly bill will note that part of the transition charge is owned by the SPE.
         E.   PERIODIC ADJUSTMENTS TO THE RTC CHARGE

         This Financing Order, the Transition Property, and the RTC Charges are each irrevocable, and the Department or any successor entity must approve adjustments to the RTC Charge as necessary to ensure timely recovery of all reimbursable transition costs amounts that are the subject of this Financing Order, which include the ongoing costs of the RRB Transaction (i.e., the Periodic RRB Payment Requirement). SEE M.G.L. c. 164,ss. lH(b)(5).

         WMECO will establish an adjustment mechanism to periodically adjust the RTC Charge, up or down, to ensure that it remains sufficient to generate an amount equal to the sum of the Periodic RRB Payment Requirements for the upcoming year (each such adjustment, an "RTC CHARGE TRUE-UP," and such mechanism, the "RTC CHARGE TRUE-UP MECHANISM"). Adjustments to the RTC Charge pursuant to the RTC Charge True-Up Mechanism shall reflect, without limitation, the effect of over- or underestimates of energy sales, customer defaults, any contingent obligations of the SPE arising from indemnity provisions in the transaction documents, customers exiting WMECO's distribution system and defaults by Servicers or third party suppliers ("TPS") in the remittance of collections. WMECO proposes to adjust the RTC Charge by the RTC Charge True-Up Mechanism, at least annually, to keep actual principal amortization in line with the expected amortization schedule (which is established when the RRBs are priced) and to meet the Periodic RRB Payment Requirement for each period. The forms of advice letters for periodic RTC Charge True-Ups, described below, are substantially in the form of Appendix B to this Financing Order.

         WMECO, as initial Servicer (or any successor Servicer), shall annually file periodic RTC Charge True-Up advice letters ("ROUTINE TRUE-UP LETTERS") prior to the anniversary of the date of this Financing Order, or more frequently if necessary. The resulting adjustments to the RTC Charge will be effective on the first day of the succeeding calendar month, or such date as may be specified in the Routine True-Up Letter, as long as such effective date is at least fifteen days after the filing of such Routine True-Up Letter. For these adjustments, the adjusted RTC Charge will be calculated using the methodology set forth in the WMECO Testimony.

         Whenever WMECO, as initial Servicer (or any successor Servicer) determines that the RTC Charge True-Up Mechanism used to calculate RTC Charge adjustments requires modification to more accurately project and generate adequate revenues, a non-routine RTC Charge True-Up advice letter ("NON-ROUTINE TRUE-UP LETTER") may be filed, with the resulting RTC Charge adjustment (reflecting such modification to the methodology or model) to be effective upon review and approval by the Department within 60 days after such filing.

         If, as a result of a true-up calculation, the RTC Charge would be increased above the transition charge then in effect, the transition charge shall, on the effective date of the RTC Charge adjustment, be increased to the amount of the RTC Charge, as so adjusted, subject to the

3.35 cents/kWh cap on the transition charge. If adjustments to the transition charge necessary to meet the required rate reduction in effect through December 31, 2004 would cause the transition charge to fall below the required RTC Charge, the Department shall instead, effective as of the time of the RTC Charge adjustment, adjust components of WMECO's rates and charges, other than the RTC Charge, as necessary to satisfy such rate reduction requirement. If, as a result of such adjustment, WMECO is not allowed to collect on a current basis any rate or charge which it would be allowed to collect but for the adjustment of such rate or charge required to maintain the RTC Charge, the portion of such other rate or charge that is not collected on a current basis shall be deferred at the carrying charge from time to time in effect applicable to that rate or charge which is being reduced; provided, however, that this provision for deferral of uncollected rates or charges shall apply solely to adjustments required to maintain the RTC Charge as provided herein and nothing in this Financing Order shall affect the Department's legal authority to make a separate determination to adjust WMECO's rates and charges on any other basis.

         F.   FORMATION OF SPE

         The Department authorizes WMECO to form and capitalize one or more SPEs to engage in the RRB Transaction as described herein. The Department hereby determines that each SPE constitutes a financing entity, as defined in M.G.L. c. 164, ss. 1H(a), which is authorized to acquire the Transition Property and sell SPE Debt Securities. Each SPE will be a Delaware limited liability company, wholly owned by WMECO and, as such, may constitute an "affiliated company" under M.G.L. c. 164, ss. 85, clause (a) or (b), subject to supervision of the Department in certain respects under M.G.L. c. 164, ss.ss. 17A and 76A by reason thereof. The Department finds that each SPE is noT an "affiliated company" for purposes of clause (c) of the said Section 85.

         The fundamental organizational documents of each SPE will impose significant limitations upon the activities of such SPE and the ability of WMECO to take actions as the holder of the equity interest therein. For example, each SPE will be formed for the limited purpose of acquiring the Transition Property and Other SPE Collateral and issuing and selling the SPE Debt Securities. It will not be permitted to engage in any other activities, and will have no assets other than the Transition Property and Other SPE Collateral.

         Each SPE will be managed by a Management Committee, which will have all the rights and authority similar to that of a board of directors for a corporation. As long as the SPE Debt Securities and the RRBs remain outstanding, WMECO shall be required to cause each SPE to have at least two independent directors or managers (i.e., directors or managers that are not affiliated in any way with WMECO). Without the consent of these independent directors or managers, each SPE will be unable (a) to amend provisions of fundamental organizational documents which ensure the bankruptcy-remoteness of such SPE, (b) to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or (c) to dissolve, liquidate or wind up the SPE. Other provisions may also be included to support the bankruptcy-remote character of each SPE as required by the rating agencies.

         G.   TRANSITION PROPERTY

         Under M.G.L. c. 164,ss.1H(a) of the Act, Transition Property is

                  "the property right created pursuant to [M.G.L. c. 164, ss. 1H], including, without limitation, the right, title and interest of an electric company or a financing entity to all revenues, collections, payments, money, or proceeds or arising from or constituting reimbursable transition costs amounts which are the subject of a financing order, including those nonbypassable rates and other charges that are authorized by the department in the financing order to recover the transition costs and the costs of providing, recovering, financing, or refinancing the transition costs, including the costs of issuing, servicing, and retiring electric rate reduction bonds."

The Transition Property thereafter continuously exists as property for all purposes as provided in this Financing Order, but in any event until any RRBs issued and sold in the RRB Transaction are paid in full. M.G.L. c. 164,ss. 1H(b)(6). Transition Property shall constitute property for all purposes whether or not the revenues or proceeds with respect to RTC Charges have accrued. SEE M.G.L. c. 164,ss.1H(d)(3).

         The foregoing structural elements, including, without limitation, the legal true sale and absolute transfer of the Transition Property by WMECO to an SPE, and the bankruptcy-remote status of such SPE, should enable RRBs to receive a credit rating superior to that of WMECO. The Department finds that upon the filing of the Issuance Advice Letter, automatically effective as of such filing, all of the Transition Property identified in the Issuance Advice Letter constitutes a property right and shall thereafter continuously exist as property for all purposes.

         H.   SALE OF TRANSITION PROPERTY TO SPE

         The Department approves the sale by WMECO of the Transition Property identified in the Issuance Advice Letter to one or more SPEs in one or more transactions which, under M.G.L. c. 164, ss. 1H(f)(1), is intended to be treated, and will be treated, as a legal true sale and absolute transfer to each SPE, notwithstanding any other characterization for tax, accounting, or other purposes. Upon the sale of the Transition Property identified in the Issuance Advice Letter to such SPE, such SPE will have all of the rights originally held by WMECO with respect to the Transition Property and Other SPE Collateral, including without limitation, the right to exercise any and all rights and remedies to collect any amounts payable by any Retail Customer with respect to the Transition Property and Other SPE Collateral, including all rights to obtain periodic adjustments and non-routine adjustments to the RTC Charge and the right to authorize the Servicer to shut off electric power to the extent permitted in accordance with M.G.L. c. 164, ss.ss. 116, 124-124I and any applicable regulations. Any payment by any such customer to any SPE shall discharge the customer's obligations in respect of such Transition Property to the extent of the payment, notwithstanding any objection or direction to the contrary by WMECO, as initial Servicer, or any successor Servicer.

         I.   ISSUANCE AND TRANSFER OF SPE DEBT SECURITIES AND ISSUANCE OF RRBS

         The Department approves the issuance by one or more SPEs of SPE Debt Securities with the terms to mirror substantially the terms of RRBs, to one or more special purpose trusts formed or otherwise approved by the Agencies and identified in the Issuance Advice Letter. The Department also approves each SPE's pledge of its right, title, and interest in and to the Transition Property and Other SPE Collateral as security for SPE Debt Securities. The SPE Debt Securities and RRBs (being undivided beneficial interests in the SPE Debt Securities) will, by their terms, be nonrecourse to WMECO or its assets, but will be secured by a pledge of all of the right, title, and interest of each SPE in its Transition Property and Other SPE Collateral. The Department approves the issuance by such special purpose trust of RRBs on terms substantially described herein and finalized by WMECO in the Issuance Advice Letter. To the extent provided in this Financing Order, the final terms and conditions of the SPE Debt Securities and the RRBs shall be approved by the Agencies.

         Pursuant to M.G.L. c. 164, ss. 1H(e), upon the effective date of this Financing Order there shall exist a statutory first priority lien on all Transition Property then existing or thereafter arising pursuant to the terms of this Financing Order. Such lien shall secure all obligations, then existing or subsequently arising, to the holders of RRBs, the trustee or representative for such holders, and each special purpose trust and shall arise by operation of law automatically without any action on the part of WMECO or any other person. Such lien shall be valid, perfected, and enforceable upon the effectiveness of this Financing Order without any further public notice. WMECO does expect to file a financing statement with respect to the Transition Property which will constitute a protective filing pursuant to M.G.L. c. 164, ss. 1H(e).

         If the Transition Property subject to this Financing Order is transferred and sold to more than one SPE, any collections in respect of the undivided beneficial interests in RTC Charges related to such Transition Property will be allocated pro rata among such undivided beneficial interests to give effect to the pari passu first priority statutory liens on each SPE's portion of the Transition Property subject to this Financing Order.

         J.   NONBYPASSABLE RTC CHARGE

         To ensure credit risks are minimized, it is necessary that the RTC Charge be nonbypassable. Under M.G.L. c. 164, ss. 1H(b)(2), "nonbypassable" means the RTC Charge will be assessed and collected from each WMECO Retail Customer. The RTC Charge is a usage-based component of the transition charge on each Retail Customer's monthly bill and may in the future include a pro rata component of any exit fee collected pursuant to M.G.L. c. 164, ss. 1G(g) by WMECO and any successor distribution company, including any TPS, until the Total RRB Payment Requirements are discharged in full.

III.     RATEPAYER BENEFITS

         WMECO evaluated whether the RRB Transaction would result in net savings to its Retail Customers. Based upon the assumptions set forth in the WMECO Testimony, WMECO estimates the RRB Transaction to result in net savings reflected in lower transition charges to its Retail Customers than would be required to recover the approved transition costs if this Financing Order were not adopted. The actual savings and lower transition charges resulting from the RRB Transaction will depend upon the actual amount of RRBs issued, market conditions at the time of RRB pricing, the actual amount of transition costs, the actual amount of transaction costs, and the amount of credit enhancement.

         Based on this evidence, the Department finds that the RRB Transaction will result in savings for customers as is contemplated by M.G.L. c. 164, ss.ss. 1G(d)(4) and 1H(b)(2). To confirm this finding after RRB pricing, the Issuance Advice Letter shall include a calculation indicating that, based on the actual structure and pricing terms, the RRB Transaction is expected to result in net savings and such savings will inure to the benefit of WMECO's customers.

IV.      USE OF PROCEEDS

         The proceeds from the sale of the RRBs will be remitted to the SPE as consideration for the SPE Debt Securities and, ultimately, remitted to WMECO as consideration for the Transition Property. WMECO expects to use such proceeds, net of transaction costs, to buy out a power contract and to reduce its capitalization.

         As more fully described in the WMECO Testimony, WMECO will seek to use the total proceeds received from the RRBs in the order of priority that will result in the greatest impact on customer rates and in a manner that will produce savings, all of which will inure to the benefit of its customers.

V.       RELATED ISSUES

         As described in the Englander Testimony, there are several related issues that have a potentially significant impact on the RRB Transaction as described below.

         A.   TAX CONSIDERATIONS

         The possibility that the Internal Revenue Service (the "IRS") would assess income taxes when this Financing Order is issued or when WMECO receives the initial proceeds from SPE Debt Securities, rather than when RTC Charge revenues are collected, is a risk to WMECO associated with financing the reimbursable transition costs amounts. In addition to having tax consequences, this would also affect the economics of issuing the SPE Debt Securities and the RRBs, as the benefits of the RRB Transaction depend in large part on recognizing taxable income in respect of reimbursable transition costs amounts as RTC Charges are paid by customers, rather than it being accelerated into current income upon the issuance of the SPE Debt Securities.

         As a result, on May 8, 2000, WMECO submitted a private letter ruling request to the IRS seeking confirmation that (a) the issuance of this Financing Order by the Department authorizing the collection of RTC Charges will not result in gross income to WMECO; (b) the issuance of the SPE Debt Securities to the special purpose trust and the issuance of RRBs by the special purpose trust will not result in gross income to WMECO; and (c) SPE Debt Securities will be treated as obligations of WMECO for tax purposes. The IRS issued a favorable ruling on August 18, 2000.

         The interest paid to holders of RRBs will be exempt from income taxes imposed in the Commonwealth, but will not be exempt from federal income taxes or taxes imposed in any other state. SEE M.G.L. c. 164,ss. 1H(b)(4)(iii).

         B.   ACCOUNTING AND FINANCIAL REPORTING

         The amount financed is expected to be recorded in accordance with generally accepted accounting principles ("GAAP") as long-term debt on the balance sheet of each SPE for financial reporting purposes. WMECO, each SPE, each special purpose trust, and the holders of RRBs will expressly agree pursuant to the terms of the applicable documents to treat the SPE Debt Securities as debt of such SPE secured by, among other things, the Transition Property and the Other SPE Collateral for this purpose. Because such SPE will be wholly owned by WMECO, it is required that such SPE be consolidated with WMECO for financial reporting purposes under GAAP. Therefore, such SPE's debt will appear on the consolidated balance sheet of WMECO in its annual and quarterly financial filings to the Securities and Exchange Commission ("SEC"). For purposes of financial reporting to the Department, WMECO will exclude such SPE's debt from its capital structure. The RRB Transaction is not expected to impact WMECO's credit ratings, as it is expected that the rating agencies will determine that RRBs, which are not supported by WMECO's general revenue stream, and not collateralized by the assets of WMECO, do not affect WMECO's creditworthiness. Therefore, it is anticipated that the rating agencies will exclude the RRBs as debt for purposes of calculating financial ratios.

         C.   RATING AGENCY CONSIDERATIONS

                  1.  True-sale Opinion

         Rating agencies will require acceptable opinions of bankruptcy counsel, at the time the SPE Debt Securities and the RRBs are issued, to the effect that the transfer of the Transition Property from WMECO to an SPE constitutes a legal "true sale" such that if WMECO were to become the subject of a bankruptcy or insolvency case, the Transition Property would not be part of WMECO's bankruptcy estate and therefore would not be subject to the claims of WMECO's creditors.

         M.G.L. c. 164,ss.1H(f)(1) expressly provides that certain transfers of Transition Property, as described in M.G.L. c. 164,ss.1H(f)(1), approved in a financing order shall be treated for all purposes as an absolute transfer and true sale, other than for federal and state income tax purposes. In addition, the SPE Debt Securities and the RRBs will be non-recourse to WMECO and its assets, other than the Transition Property sold to an SPE and the Other SPE Collateral. SEE M.G.L. c. 164,ss.1H(c)(1).

         Another element of the bankruptcy analysis focuses on the separate legal status of WMECO and each SPE. Although each SPE will be wholly owned by WMECO, the RRB

Transaction will be structured so that, in the event of a bankruptcy of WMECO, each SPE's separate legal existence would be respected and the assets and liabilities of each SPE would remain separate from the estate of WMECO. The structural elements supporting such separate existence include, without limitation, requirements that each SPE be adequately capitalized, that WMECO be adequately compensated on an arm's-length basis for the servicing functions it performs in billing, collecting, and remitting the RTC Charges, that each SPE has at least two independent directors or managers, and that WMECO and each SPE take certain steps to ensure that creditors are not misled as to their separate existence. Without these structural protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard each SPE's separate existence. Substantive consolidation is an equitable doctrine in bankruptcy cases that allows courts to disregard the separate existence of two or more affiliated entities to ensure the equitable treatment of all creditors and to maximize creditor recoveries. When entities are "substantively consolidated" in a bankruptcy proceeding, their assets and liabilities are pooled, thereby eliminating intercompany claims, and claims of third-party creditors against any of those entities are generally treated as claims against the common pool of assets created by consolidation.

                  2.  Credit Enhancement

         Credit enhancements are mechanisms that provide investors with added confidence that the securities will be paid in accordance with their terms. Examples of credit enhancement provided by the seller of Transition Property or from proceeds of the RRBs include the initial capitalization of each SPE, the RTC Charge True-Up Mechanism, the overcollateralization amount, reserve funds, letters of credit, liquidity facilities, and senior/subordinated structures or guarantees. It is expected that the RRB Transaction will incorporate initial capitalization, the RTC Charge True-Up Mechanism authorized by M.G.L. c. 164, ss. 1H(b)(5) as described above, a

Collection Account with several credit enhancement features, as described below, and an overcollateralization amount or other means of credit enhancement as required by the rating agencies or taxing authorities.

         The RTC Charge collections will be deposited into a Collection Account, which will be comprised of at least four subaccounts--the General Subaccount (which will hold the RTC Charge collections before each payment date), the Overcollateralization Subaccount (which will hold the overcollateralization amount described below), the Capital Subaccount (which will hold the initial capital contribution to the SPE) and the Reserve Subaccount (which will hold any excess collections of RTC Charges). RTC Charge collections in excess of debt service on the SPE Debt Securities and the RRBs and servicing and administrative expenses will be allocated: (a) to the Capital Subaccount to the extent the amount therein has been reduced to below the balance originally required upon the inception of the transaction, (b) to the Overcollateralization Subaccount up to the required level set forth for such date at issuance by the rating agencies, and (c) to the Reserve Subaccount, any remaining amounts. To the extent that RTC Charges are insufficient to pay scheduled debt service on the SPE Debt Securities and the RRBs and servicing and administrative expenses during any period, the accounts will be drawn upon in the following order: (a) the Reserve Subaccount, (b) the Overcollateralization Subaccount and (c) the Capital Subaccount. A more detailed description of the Collection Account allocation procedures is set forth in the Englander Testimony.

         The purpose of the overcollateralization amount is to provide security to investors and to enhance the credit rating of the RRBs by providing an additional amount to cover shortfalls in RTC Charge collections. As a result, the RTC Charge will be set to collect an overcollateralization amount "pro rata" over time, in accordance with a schedule to be determined before closing and set forth in the Issuance Advice Letter, in addition to the principal balance of (in accordance with the expected amortization schedule), and interest on (including deficiencies on past due principal and interest for any reason), the SPE Debt Securities authorized under this Financing Order, together with the costs of issuing, servicing and retiring the SPE Debt Securities and the RRBs, including the Servicing Fee, the Administration Fee (as defined below), fees for the trustees, rating agency fees, legal and accounting fees, managers'/directors' fees, contingent liabilities of the SPE arising from indemnity obligations in the RRB Transaction documents, and other related fees and expenses. Collections with regard to overcollateralization will be deposited in the Overcollateralization Subaccount, which will be available for shortfalls, as described above. The overcollateralization amount needed to satisfy the rating agencies will be determined by WMECO, subject to approval by the Agencies, with input from the rating agencies and tax authorities prior to the time RRBs are priced.

         As with other components of the RTC Charge, the overcollateralization component, any deficiencies in the Capital Subaccount, and any excess in the Reserve Subaccount will be incorporated into each periodic adjustment to the extent necessary using the RTC Charge True-Up Mechanism adopted in this Financing Order, in accordance with ss. 1 H(b)(7).

         WMECO, as initial Servicer (or any successor Servicer), intends to account for, and ultimately credit to ratepayers, any amounts remaining in the Collection Account, with the exception of the amount remaining in the Capital Subaccount, after the RRBs are paid in full and the Total RRB Payment Requirements have been discharged. Such amounts will be released to the SPE free and clear of any lien in the favor of the RRB trustee upon retirement of the RRBs and discharge of the Total RRB Payment Requirements. These benefits will inure to ratepayers through a credit to their transition charge, or if there is no transition charge, through a credit to other rates.

                  3.  Sequestration

         The Department agrees that, in the event of a default by WMECO or any successor Servicer in payment of the RTC Charges to an SPE, the Department will, upon application by (1) the trustee or holders of the SPE Debt Securities, (2) the trustee or holders of the RRBs, (3) the trustee for the special purpose trust, (4) such SPE or its assignees, or (5) pledgees or transferees of the Transition Property and Other SPE Collateral, order the sequestration and payment to or for the benefit of such SPE or such other party of revenues arising with respect to the Transition Property and Other SPE Collateral. This will provide additional certainty that the RTC Charges will benefit the owner of the Transition Property, and should serve to enhance the credit quality of the RRBs.
                  4.  Third Party Supplier Concerns

         Each TPS, if any, shall comply with the billing, collection and remittance procedures, and information access requirements set forth in the Englander Testimony. Billing, collection, and remittance of RTC Charges by a TPS may increase the risk of shortfalls in RTC Charge collections by exposing the cashflow to potential interruption due to the default, bankruptcy, or insolvency of that TPS. This risk of interruption will increase risks to investors, potentially reducing the credit rating and increasing the rate of interest on RRBs that would be required by investors. Such TPS billing may increase the RTC Charge component of the transition charge resulting from such interruption or delay in payment. Therefore, the Department approves the procedures, as described in the Englander Testimony.

         D.   ALLOCATION OF COLLECTION SHORTFALLS

         In order to preserve the bankruptcy-remoteness of the Transition Property and Other SPE Collateral once it is transferred to each SPE, WMECO cannot have any claim on the RTC Charges. In its capacity as Servicer, WMECO will bill RTC Charges along with other charges for services rendered to Retail Customers obligated to pay such charges. If WMECO collects less than the full amount that is billed to such Retail Customers, it is not permitted to favor itself over each SPE, as owner of the Transition Property. In accordance with M.G.L. c. 164, ss. 1H(b)(l), this Financing Order requires that amounts collected from a Retail Customer shall be allocated first to current and past due transition charges and then to other charges and that, upon the issuance of RRBs, transition charges collected from a Retail Customer shall be allocated first to Transition Property and second to transition charges, if any, that are not subject to this or any other financing order.

         In the event that more than one SPE issues SPE Debt Securities in respect of Transition Property created under this Financing Order or subsequent financing orders, any payment which is not sufficient to pay all RTC Charges imposed on the ratepayer will be allocated pro rata among each SPE based on the relative size of each SPE's undivided beneficial interest in the Transition Property. The Department approves of such allocation because such proceeds of the Transition Property created by this Financing Order and subsequent financing orders constitute a fungible fund consisting of non-identifiable proceeds of such portions of the Transition Property, each of which has the benefit of first priority contractual and statutory liens. A pro rata allocation among these pari passu interests and liens on each SPE's portion of such Transition Property is therefore appropriate.

         As described earlier, it is expected that WMECO, or any successor Servicer, will periodically remit (as frequently as required by the rating agencies and, in accordance with M.G.L. c. 164 ss. 1H(b)(8), in all events within one calendar month of collection) to the trustee for the SPE Debt Securities collections of RTC Charges. To the extent that estimation of such collections is required, WMECO will design a methodology that will be satisfactory to the rating agencies, and that will approximate most closely actual collections. This remittance schedule satisfies M.G.L. c. 164, ss. 1H(b)(8), which requires that RTC Charges be paid over to the SPE within one calendar month of their collection. The Department approves WMECO's remittance procedure and finds that such procedure, based on WMECO's accounting and billing information systems capabilities, is an economical and cost-effective method of identifying to a useful degree of certainty the actual RTC Charge collections and complies with the provisions of M.G.L. c. 164, ss. 1H(b)(1).

         E.   SERVICING

         To the extent that any interest in Transition Property is transferred by WMECO to one or more SPEs, the Department authorizes WMECO to enter into a Servicing Agreement, in accordance with M.G.L. c. 164, ss. 1H(c)(3), with one or more SPEs to perform servicing functions on behalf of each SPE. Pursuant to the Servicing Agreement with each SPE, WMECO will act as Servicer of the Transition Property. WMECO will be responsible for customer kWh billing and usage information, and for billing, collecting and remitting the RTC Charge as described earlier and in the Englander Testimony. The Department authorizes WMECO to contract with each SPE to collect amounts in respect of the RTC Charges for the benefit and account of such SPE, and to account for and remit these amounts to or for the account of such SPE. The Servicing Agreement will provide that WMECO, as initial Servicer, may not voluntarily resign its duties as Servicer without obtaining the prior approval of the Department, or if such resignation will result in the reduction or withdrawal of the credit ratings of RRBs.

         In order to support each SPE's legal status separate and apart from WMECO, the Servicing Fee paid to WMECO must be market-based. The annual Servicing Fee, payable semiannually or more frequently, will be a part of the Servicing Agreement, will be based upon a percentage of the initial principal balance of RRBs and will be included in the reimbursable transition costs amounts constituting Transition Property that is sold to an SPE. The Servicing Fee represents a reasonable good faith estimate of an arm's-length, market-based fee for servicing RRBs. Such servicing responsibilities include, without limitation, billing, monitoring, collecting, and remitting RTC Charges, systems modifications to bill, monitor, collect, and remit RTC Charges, reporting requirements imposed by the Servicing Agreement, procedures required to coordinate with each TPS, required audits related to WMECO's role as Servicer, and legal and accounting functions related to the servicing obligation. The Servicing Fee initially paid to WMECO will be lower than the Servicing Fee paid to a successor Servicer that does not concurrently bill the RTC Charge with charges for other services (or to WMECO if it ceases to concurrently bill) to reflect the higher costs related thereto.

         F.   ACCOUNTING FOR CERTAIN BENEFITS

         Any amounts in the Reserve Subaccount, which represent collections in excess of debt service, fees and expenses and the fully funded credit enhancement reserves, at the time that WMECO calculates a periodic RTC Charge adjustment will be incorporated in such adjustment, in accordance with M.G.L. c. 164, ss. 1H(b)(7). WMECO, as initial Servicer (or any successor Servicer), intends to account for, and ultimately credit to ratepayers, any amounts remaining in the Collection Account (other than the Capital Subaccount and an amount equal to interest earnings thereon) after the RRBs are paid in full, such as any overcollateralization amounts, including interest earnings thereon, or RTC Charge collections that remain after the Total RRB Payment Requirements have been discharged. Such amounts will be released to the SPE in accordance with M.G.L. c. 164, ss. 1H(b)(7), upon retirement of the RRBs and discharge of the Total RRB Payment Requirements. These benefits will inure to ratepayers through a credit to their transition charge, or if there is no transition charge, through a credit to other rates. If WMECO, as initial Servicer (or any successor Servicer), is making RTC Charge remittances less frequently than daily, WMECO (or such successor Servicer) will account for and remit to the trustee for the SPE Debt Securities any interest on RTC Charge collections.

         G.   SPE ADMINISTRATION AND OTHER TRANSACTIONS WITH EACH SPE

         Because each SPE will be a special-purpose, bankruptcy-remote entity with limited business activities, it is anticipated that each SPE will need to enter into an administration agreement (the "ADMINISTRATION AGREEMENT") with WMECO pursuant to which WMECO shall perform ministerial services and provide facilities for each SPE to ensure that it is able to perform such day-to-day operations as are necessary to maintain its existence and perform its obligations under the RRB Transaction documents. The Administration Agreement incorporates provisions to ensure that WMECO will be paid a fee (the "ADMINISTRATION FEE") in an amount commensurate with its costs of performing such services and providing such facilities.

         The Department authorizes WMECO to enter into the Administration Agreement and other agreements as well as any other transactions with one or more SPEs as may be necessary to carry out the RRB Transaction.

         H.   EXEMPTIONS

                  1.  Competitive Bidding Requirements

         WMECO requests an exemption from the competitive bidding requirements of M.G.L. c. 164, ss. 15, which require that an electric company offering long-term bonds with a face amount in excess of $1 million and payable at periods of more than five years after the date thereof, invite purchase proposals through newspaper advertisements.

         The Department may grant an exemption from the advertising requirement where such exemption would be in the public interest. The Department has permitted an exemption where there has been a measure of competition in private placement or when a measure of flexibility is necessary in order for a company to enter the bond market in a timely manner. SEE BOSTON

EDISON CO., D.T.E. 98-118, at 41-43 (1999); WESTERN MASSACHUSETTS ELEC. CO., D.P.U. 96-96, at 10 (1997); FALL RIVER GAS CO., D.P.U. 97-76, at 9-10 (1997);
BERKSHIRE GAS CO., D.P.U. 89-12, at 11 (1989); WESTERN MASSACHUSETTS ELEC. CO., D.P.U. 88-32, at 5 (1988); EASTERN EDISON CO., D.P.U. 88-127, at 11-12 (1988).
SEE ALSO, BOSTON GAS CO., D.P.U. 92-127, at 8 (1992); BOSTON EDISON CO., D.P.U. 91-47, at 12-13 (1991).

         It is WMECO's position that a competitive bid would not be feasible for its proposed complicated RRB Transaction, and considers a negotiated process, through the use of and reliance on an underwriter, to be more cost-effective. Furthermore, WMECO's RRB Transaction is only the second such transaction in the Commonwealth and the ability to obtain competitively-priced services from experienced parties is limited. A negotiated process offers the flexibility and level of expertise necessary for WMECO to secure the lowest all-in financing cost for the securitized bonds and the greatest possible savings for ratepayers.

         The Department therefore finds that WMECO's request is in the public interest and allows for an exemption from the advertising and competitive bidding requirements of M.G.L. c. 164,ss.15.


                  2.  Par Value Debt Issuance Requirements

         WMECO also requests an exemption from the par value debt issuance requirements of M.G.L. c 164, ss. 15A, which prohibit an electric company that is offering long-term bonds, debentures, notes, or other evidences of indebtedness from issuing such securities at less than par value.

         The Department may grant an exemption from this par value requirement if the Department finds that such an exemption is in the public interest. The Department has found that is in the public interest to grant this exemption where (i) market conditions make it difficult at times for a company to price a particular issue at par value and simultaneously offer an acceptable coupon rate to prospective buyers; (ii) where the issuance of securities below par value offers a company increased flexibility in entering the market quickly to take advantage of prevailing interest rates; and (iii) where the issuance of securities at below par value increases its flexibility in placing its issuances with prospective investors. SEE BOSTON EDISON CO., D.T.E. 98-118, at 44 (1999) and BAY STATE GAS CO., D.P.U. 91-25, at 10 (1991).

         Issuing debt securities at a discount is a function of market-pricing mechanics, which largely depend on the U.S. Treasury Benchmark and the spread at the time the securities are priced. This, combined with the fact that investors prefer coupons quoted in denominations of .05 percent or an eighth of a percent, may cause the offering price of a security to be at a slight discount to par. It is WMECO's position that the issuance of the debt securities will increase the flexibility in placing the issuances with prospective investors, which flexibility translates into an ability to issue debt securities in a timely manner to take advantage of favorable market conditions. Accordingly, the Department finds that WMECO's request is in the public interest and allows for an exemption from the requirements of M.G.L. c. 164, ss. 15A.

                                    FINDINGS

         1. In the Restructuring Order, the Department approved WMECO's recovery of certain transition costs through the collection of a transition charge, including the reimbursable transition costs amounts to be securitized in accordance with the approved RRB Transaction.

         2. WMECO, pursuant to the Restructuring Order, is allowed an overall rate of return of 12.63%. This overall return applies to all of WMECO's unrecovered transition costs that are subject to a carrying charge.

         3. Pursuant to the Restructuring Order, the transition costs have been approved by the Department and have been determined to be actual and fully mitigated for purposes of M.G.L. c. 164,ss. lG(a). Pursuant to this Financing Order, the actual amounts of the transaction costs of issuance and ongoing transaction costs, each of which will be set forth in the Issuance Advice Letter and fixed at the time of RRB pricing, are hereby approved by the Department and determined as actual for purposes of M.G.L. c. 164,ss.1G(a), and no audit of such amounts for purposes of M.G.L. c. 164,ss.1G(a) is necessary.

         4. This Financing Order approves as reimbursable transition costs amounts the transition costs approved in the Restructuring Order, the transaction costs of issuance, the ongoing transaction costs, and the cost of any credit enhancement associated with the RRB Transaction (other than credit enhancement obtained because WMECO is making RTC Charge remittances less frequently than daily).

         5. In the Restructuring Order, WMECO established to the Department's satisfaction that it has fully mitigated the transition costs sought to be securitized by WMECO pursuant to this Financing Order for purposes of M.G.L. c. 164, ss. 1G(d)(4)(i). As discussed in the Soderman Testimony, WMECO has complied with M.G.L. c. 164, ss. lG(d)(1), which requires an electric company to take all reasonable steps to mitigate to the maximum extent possible the total amount of transition costs WMECO seeks to recover through securitization. WMECO has not finalized the sale of its nuclear generation assets but the applicable statute, M.G.L. c. 164, provides that RRBs may be issued prior to the sale of such nuclear generation assets. Permitting WMECO to securitize these costs prior to final divestiture enables ratepayers to take fullest advantage of the savings created by securitization.

         6. The amount of the SPE Debt Securities and the RRBs to be issued as described in WMECO's Petition and the WMECO Testimony is reasonable.

         7. The amount of necessary credit enhancement and any necessary adjustments thereto through the RTC Charge True-Up Mechanism as described in WMECO's Testimony or deemed necessary to satisfy the rating agencies or tax authorities is reasonable.

         8. So long as the economic analysis submitted in the Issuance Advise Letter indicates a positive net present value benefit, the RRB Transaction approved by this Financing Order will result in net savings to WMECO's customers in compliance with M.G.L. c. 164,ss.1G(d)(4)(ii). The net savings will be reflected in lower transition charges to WMECO's Retail Customers than would otherwise be required to recover the approved transition costs if the RRB Transaction did not occur in accordance with M.G.L. c. 164,ss.lH(b)(2). The methodology to calculate such savings is described in the Soderman Testimony. All such savings will inure to the benefit of its ratepayers as demonstrated in such testimony in compliance with M.G.L. c. 164,ss.1G(d)(4)(iii).

         9. WMECO, to the satisfaction and approval of the Department, has established an order of preference as described in the WMECO Testimony, such that the transition costs having the greatest impact on customer rates will be the first to be reduced by securitization in compliance with M.G.L. c. 164,ss. 1G(d)(4)(v).

         10. In the event one or more SPEs issues SPE Debt Securities in respect of Transition Property created under this Financing Order or subsequent financing orders, such proceeds of the Transition Property created by this Financing Order and any subsequent financing orders constitutes a fungible fund consisting of non-identifiable proceeds of such portions of the Transition Property, each of which has the benefit of first priority contractual and statutory liens. A pro rata allocation among these pari passu interests and liens on each SPE's portion of such Transition Property is reasonable in accordance with M.G.L. c. 164, ss. 1H(b)(1).

         11. The proposed structure of the RRB Transaction contemplates that RTC Charge collections will be remitted periodically (as frequently as required by the rating agencies and M.G.L. c. 164 ss. 1H(b)(8)) to the SPE. To the extent estimation of such collections is required, WMECO will design a methodology that will be satisfactory to the rating agencies, and that will approximate most closely actual collections.

         12. The Department finds that WMECO's remittance schedule satisfies the provisions of M.G.L. c. 164,ss.1H(b)(8), based upon WMECO's accounting and billing information systems capabilities, and finds that RTC Charges are deemed to be paid within one calendar month of collection.

         13. WMECO's remittance of RTC Charges to the trustee for the SPE Debt Securities is an economical and cost-effective method of identifying to a useful degree of certainty the actual RTC Charge collections and complies with M.G.L.
c. 164,ss.ss.1H(b)(1) and 1H(b)(8).

         14. The RTC Charge billing, collection, and remittance procedures imposed upon any successor Servicer and any TPS as set forth in the Englander Testimony are reasonable.

         15. In accordance with M.G.L. c. 164, ss. 1H(b)(2), the owner of the Transition Property will have the right to recover an aggregate amount equal to the Total RRB Payment Requirements until such amounts have been discharged in full through continued assessment, collection, and remittance of RTC Charges from all Retail Customers. The RTC Charge will be a usage-based component of Retail Customers' monthly transition charge and may in the future include a pro rata component of any exit fee collected pursuant to M.G.L. c.164, ss. 1G(g).

         16. The methodology used to calculate the RTC Charge associated with the RRB Transaction and the periodic adjustments thereto as described in the Soderman Testimony and in the Issuance Advice Letter is reasonable and complies with M.G.L. c. 164,ss.1H(b)(5).

         17. WMECO's plan to account, and ultimately credit ratepayers, for amounts remaining in the Collection Account after the RRBs are paid in full is reasonable and in compliance with M.G.L. c. 164,ss.1H(b)(7).

         18. The sale of the Transition Property by WMECO to an SPE shall be treated as an absolute transfer of all of WMECO's right, title, and interest, as in a legal true sale, and not as a pledge or other financing, of the Transition Property, in each case notwithstanding the following, which are hereby determined not to affect such absolute transfer and legal true sale: (i) any contrary treatment of such transfer for accounting, tax or other purposes, (ii) certain indemnities (including mandatory redemption or repurchase obligations related thereto) provided for in the SPE Debt Securities or in the transaction documents, which do not constitute recourse in violation of M.G.L. c. 164, ss. 1H(c)(1), (iii) WMECO's continued collection of RTC Charges pursuant to the Servicing Agreement authorized by this Financing Order, or (iv) WMECO's providing any credit enhancement to such SPE as described in the Englander Testimony.

         19. The SPE Debt Securities and the RRBs will be non-recourse to WMECO and its assets, but will be secured by a pledge of all right, title, and interest of each SPE in its Transition Property and Other SPE Collateral in accordance with M.G.L. c. 164,ss.1H(c)(1) and (2).

         20. The formation of one or more SPEs by WMECO, the capitalization of each SPE by WMECO with an amount currently expected to equal approximately 0.50% of the initial principal balance of the RRBs, and the entering into the Servicing Agreement, the Administration Agreement, and other agreements and transactions by WMECO and each SPE are necessary for the consummation of the RRB Transaction.

         21. Pursuant to M.G.L. c. 164,ss.lH(b)(3), the Commonwealth has pledged and agreed that it shall not: (i) alter the provisions of M.G.L. c. 164 which make the RTC Charge imposed by this Financing Order irrevocable and binding or
(ii) limit or alter the reimbursable transition costs amounts, Transition Property, Financing Order, and all rights thereunder until the RRBs, together with the interest thereon, are fully discharged.

         22. Pursuant to M.G.L. c.164, ss. 1H(b)(3), the Transition Property created by and subject to this Financing Order and the RTC Charge authorized hereby shall be irrevocable, and the Department (or any successor thereto) does not have authority to revalue or revise for ratemaking purposes the reimbursable transition costs amounts, or determine that the reimbursable transition costs amounts or the RTC Charge is unjust or unreasonable, or in any way reduce or impair the value of the Transition Property either directly or indirectly by taking into account the RTC Charge when setting rates for WMECO, nor should the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement, or termination.

         23. Except to the extent that such matters are provided for in collective bargaining agreements or asset purchase agreements negotiated prior to the effective date of the Act, or amendments to such previously negotiated asset purchase agreements, WMECO has obtained written commitments that purchasers of its divested operations will offer employment to the impacted employees who were employed in non-managerial positions, to provide services for the divested operations at any time during the three-month period prior to the divestiture, at levels of wages and overall compensation no lower than the employees' prior levels in compliance with M.G.L. c. 164,ss.1G(d)(4)(iv).

         24. The Department has received full and satisfactory documentation that with respect to this Financing Order, WMECO has proved to the Department's satisfaction that it has complied with each requirement of M.G.L. c. 164,ss.1G(d)(4) and each other requirement of M.G.L. c. 164,ss.ss.1G and 1H.

         25. The annual Servicing Fee, payable semiannually or more frequently, is a reasonable good faith estimate of an arm's-length, market-based fee for servicing RRBs pursuant to the Servicing Agreement, as described in the Englander Testimony.

         26. The Department finds that each SPE formed by WMECO in connection with the RRB Transaction is not an "affiliated company" for purposes of clause
(c) of M.G.L. c. 164,ss. 85.

         27. WMECO's transition charge shall not exceed 3.35 cents/kWh.

         28. The Department finds that in the event that an audit pursuant to M.G.L. c. 164, ss. 1G(a)(2) results in excess reimbursable transition costs amounts, WMECO's providing a uniform rate credit through a residual value credit to its ratepayers rather than remitting payment to a financing entity with respect to such excess is reasonable.

         29. The Department finds an exemption from the competitive bidding requirements of M.G.L. c. 164,ss. 15 in connection with the sale of RRBs is in the public interest.

         30. The Department finds an exemption from the par value debt issuance requirements of M.G.L. c. 164,ss.15A is in the public interest.

         31. The Department has completed an audit of WMECO's records maintained on file at the Department. Such audit included an accounting of all costs eligible for recovery in accordance with the provisions of M.G.L. c. 164,ss.1G. All such eligible costs have been approved by the Department and may be collected through a nonbypassable transition charge.

         32. WMECO has completed the divestiture of all non-nuclear generation assets as required by M.G.L. c. 164,ss.1G(d)(3).

         33. The RRBs will be used to pay for mitigated transition costs related to M.G.L. c. 164,ss.lG(b), in accordance with M.G.L. c. 164,ss.1H(b)(4)(iv). To the extent the Department has approved the recovery of any transition costs, including the portion of the transition costs to be securitized, these costs constitute mitigated transition costs.

         34. Representatives of the Agencies have reviewed WMECO's Petition, including the proposed "Appendix to the Financing Order," included as Exhibit WM-1 thereto. Based on their knowledge and experience with other rate reduction bond financings, representatives of the Agencies have indicated that (i) the RRB Transaction satisfies (A) all requirements under ss.ss. 1G and 1H relating to the terms and conditions of the RRBs and (B) historic rating agency criteria consistent with achieving the highest possible ratings for the RRBs, and (ii) the estimated transaction costs that are subject to the Agencies' approval are justified. Representatives of the Agencies have indicated that they will approve or reject certain costs incurred after issuance of the Financing Order, but before the pricing of the RRBs. Representatives of the Agencies have also indicated that they are not aware of any provision in this Financing Order beyond that required for the necessary legal opinions or which exceeds the requirements of the rating agencies.

         35. The final terms and conditions of the SPE Debt Securities and the RRBs, including, without limitation, the schedule of principal amortization, credit enhancement, the frequency of principal or interest payments, the interest rates on the SPE Debt Securities and the RRBs and manner of setting such interest rates (fixed or variable), the manner of sale of the RRBs, the number and determination of credit ratings, and the approval of final transaction documents, will, to the extent consistent with the provisions of this Financing Order, be determined by WMECO and approved by the Agencies on behalf of the special purpose trust at the time RRBs are priced and after input from legal counsel, the rating agencies, tax authorities, and the underwriters.

                                     ORDERS

         1. WMECO's Petition for this Financing Order pursuant to M.G.L. c. 164,ss.1H is approved subject to the terms and conditions stated in the following paragraphs.

         2. The findings included in the order of the Department to which this Financing Order is attached are adopted as findings by the Department and made a part of this Financing Order.

         CREATION OF TRANSITION PROPERTY AND REIMBURSABLE TRANSITION COSTS
AMOUNTS

         3. WMECO is authorized to issue RRBs in an aggregate total principal amount equal to the amount required to provide, recover, finance, or refinance a portion of WMECO's overall transition costs (as defined in M.G.L. c. 164, ss.ss. lG and 1H) represented by the transition costs approved in the Restructuring Order and the transaction costs of issuing (as described in the WMECO Testimony) the SPE Debt Securities of one or more SPEs and the RRBs. These amounts, together with all ongoing costs related to the RRB Transaction, including the cost of any credit enhancement (as hereinafter described, other than approximately 0.50% of the initial principal balance of RRBs, currently expected to be contributed by WMECO as the initial capitalization of each SPE, and other than credit enhancement obtained because WMECO is making RTC Charge remittances less frequently than daily) shall constitute reimbursable transition costs amounts (as defined in M.G.L. c. 164, ss. lH(a)) and shall be recovered through the RRB Transaction. WMECO currently estimates that the principal amount of RRBs to be issued will be approximately $155 million, subject to adjustment based on prevailing market conditions, input from the rating agencies selected by WMECO with the approval of the Agencies to rate the RRBs, tax authorities, and underwriters, or changes in the proposed transaction not now anticipated by WMECO. The repayment of such amounts shall be effected through the assessment and collection of the RTC Charge from which SPE Debt Securities and RRBs will be repaid.

         4. The transition costs approved by the Department in the Restructuring Order, together with the transaction costs of issuing the RRBs, the ongoing transaction costs, and the providing of credit enhancement (other than WMECO's initial capital contribution and other than credit enhancement obtained because WMECO is making RTC Charge remittances less frequently than daily), represent the reimbursable transition costs amounts subject to this Financing Order.

         5. In the Restructuring Order, the Department approved WMECO's recovery of certain transition costs (including the reimbursable transition costs amounts being securitized) through the collection of a transition charge and the level of WMECO's transition charge, and such approval is hereby reaffirmed by the Department.

         6. The transition charge, a component of which will be the RTC Charge, shall be assessed and collected from WMECO's Retail Customers. The transition charge, including the RTC Charge, is a usage-based tariff on each Retail Customer's monthly bill and may in the future include an exit fee collected pursuant to M.G.L. c. 164, ss. 1G(g). The RTC Charge will be sufficient in the aggregate to pay the principal balance of (in accordance with the expected amortization schedule), and interest on, the SPE Debt Securities authorized for issuance pursuant to this Financing Order, together with the costs of issuing, servicing, and retiring the SPE Debt Securities and the RRBs (including the Servicing Fee, trustee fees, rating agency fees, administration fees, contingent indemnity obligations in the RRB Transaction documents (as described below), and other fees and expenses) and the cost to WMECO of creating and maintaining any credit enhancement required for the SPE Debt Securities and the RRBs (other than credit enhancement obtained because WMECO is making RTC Charge remittances less frequently than daily).

         7. As of the effective date of this Financing Order, there is created and established for the benefit of WMECO (or any assignee in accordance with the terms hereof) Transition Property which represents a continuously existing property right created pursuant to M.G.L. c. 164, ss. 1H, including, without limitation, the right, title, and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from or constituting (a) the reimbursable transition costs amounts established by this Financing Order including such amounts established in the Issuance Advice Letter, (b) the RTC Charge authorized by this Financing Order including the initial RTC Charge set forth in the Issuance Advice Letter as may be adjusted from time to time in order to generate amounts sufficient to discharge an amount equal to the sum of the Periodic RRB Payment Requirements for the upcoming year as authorized by paragraph 6 of these Orders, and (c) all rights to obtain periodic adjustments and non-routine adjustments to the RTC Charge.

         8. The RRB Transaction will result in net savings for WMECO customers reflected in lower transition costs than WMECO's customers would have paid if this Financing Order were not adopted, in accordance with M.G.L. c. 164,ss.lH(b)(2).

         9. In accordance with M.G.L. c. 164, ss. 1G(d)(4), WMECO has proved to the Department's satisfaction that: (i) WMECO has fully mitigated the transition costs related to this Financing Order; (ii) savings to WMECO's customers will result from the RRB Transaction; (iii) all such savings derived from the RRB Transaction shall inure to the benefit of WMECO's customers; (iv) WMECO has obtained written commitments that purchasers of divested operations will offer employment to non-managerial impacted employees; and (v) WMECO has established, with the approval of the Department, an order of preference such that transition costs having the greatest impact on customer rates will be the first to be provided, recovered, financed or refinanced by the RRB Transaction.

         ESTABLISHMENT OF SPE

         10. The establishment by WMECO of one or more wholly owned SPEs described in the WMECO Testimony to which the Transition Property subject to this Financing Order is to be sold is authorized pursuant to M.G.L. c. 164,ss.ss.17A and 76A, and in accordance with all applicable Massachusetts law, rules, and regulations.

         11. The capitalization by WMECO of each SPE, which is currently expected to be approximately 0.50% of the initial principal balance of RRBs, subject to prevailing market conditions at the time of RRB pricing and rating agency input, is authorized pursuant to M.G.L. c. 164, ss.ss. 17A and 76A, and in accordance with all applicable Massachusetts law, rules and regulations. Any other credit enhancement (other than credit enhancement obtained because WMECO is making RTC Charge remittances less frequently than daily) is either part of the periodic adjustment to the RTC Charge or will be included in the principal balance of RRBs. SALE OF TRANSITION PROPERTY

         12. In accordance with M.G.L. c. 164,ss.1H(c)(2), WMECO is authorized to sell or assign all of its interest in Transition Property that arises from this Financing Order to one or more SPEs. Each SPE is authorized to acquire the Transition Property and is designated as a "financing entity" (as defined in M.G.L. c. 164,ss.1H(a)) for such purpose, and for the purpose of pledging such Transition Property (and such other assets of such SPE as are pledged under the transaction documents) to the payment of SPE Debt Securities and RRBs.

         13. Upon the sale by WMECO of the Transition Property to each SPE as described in paragraph 15 of this Financing Order, (i) such SPE shall have all of the rights originally held by WMECO with respect to such Transition Property, including, without limitation, the right to exercise any and all rights and remedies, including the right to authorize the Servicer to shut off electric power to the extent permitted by M.G.L. c. 164, ss.ss. 116, 124-124I and applicable regulations, to assess and collect any amounts payable by any customer in respect of such Transition Property, notwithstanding any objection or direction to the contrary by WMECO, as initial Servicer, or any successor Servicer, and (ii) any payment by any customer to such SPE shall discharge such customer's obligations in respect of such Transition Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Servicer.

         14. Upon the sale by WMECO of the Transition Property to an SPE, WMECO or any successor Servicer shall not be entitled to recover RTC Charges other than for the benefit of the holders of the SPE Debt Securities and the related RRBs in accordance with WMECO's duties as Servicer of such Transition Property as authorized in paragraphs 33 et seq. of these Orders.

         15. The sale by WMECO of the Transition Property to an SPE in accordance with M.G.L. c. 164, ss. 1H(f)(1) and in a manner described in such section shall be treated as an absolute transfer of all of WMECO's rights, title, and interest, as a legal true sale, and not as a pledge or other financing, of the Transition Property, in each case notwithstanding the following, which are hereby determined not to effect such absolute transfer and legal true sale: (i) any contrary treatment of such transfer for accounting, tax or other purposes, (ii) certain indemnities (including mandatory redemption or repurchase obligations related thereto) provided for in SPE Debt Securities or in the transaction documents that do not constitute recourse in violation of M.G.L. c. 164, ss. 1H(c)(1), (iii) WMECO's continued collection of the RTC Charge pursuant to the Servicing Agreement authorized in paragraphs 33 et seq. of these Orders, or
(iv) WMECO's providing any credit enhancement to such SPE as described in the WMECO Testimony.

         16. In accordance with M.G.L. c. 164,ss.1H(b)(2) and paragraph 5 of these Orders, the RTC Charge and its imposition, collection and payment as provided in this Financing Order shall be assessed and collected from WMECO's Retail Customers. The RTC Charge is a usage-based component of the transition charge on each Retail Customer's monthly bill and may in the future include a pro rata component of any exit fee collected pursuant to M.G.L. c. 164,ss.1G(g) until the Total RRB Payment Requirements are discharged in full.

         17. In accordance with M.G.L. c. 164, ss. 1H(b)(3), this Financing Order, the reimbursable transition costs amounts arising from this Financing Order, and the RTC Charge authorized shall be irrevocable, and the Department (or any successor entity) shall not have authority to revalue or revise for ratemaking purposes the reimbursable transition costs amounts, or determine that such reimbursable transition costs amounts or the RTC Charge associated therewith is unjust or unreasonable, or in any way reduce or impair the value of Transition Property either directly or indirectly by taking into account the reimbursable transition costs amounts when setting rates for WMECO, nor shall the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement, or termination.

         18. Each SPE, as owner of the Transition Property, and the holders of the SPE Debt Securities and the RRBs, or any trustee acting therefor, shall be entitled to the benefit of the pledge and agreement of the Commonwealth contained in M.G.L. c. 164,ss.1H(b)(3), and each special purpose trust referred to in paragraph 23 hereof, as a financing entity under M.G.L. c. 164,ss.1H, and as agent for the Commonwealth, is authorized to include this pledge and undertaking in any contracts with the holders of the RRBs, or any trustees acting therefor.

         19. In accordance with M.G.L. c. 164, ss. 1H(d)(3) and paragraph 7 of these Orders, the Transition Property created and established by this Financing Order shall constitute property from the effective date of this Financing Order for all purposes, including for the purpose of contracts relating to or securing the SPE Debt Securities and the RRBs, whether or not the revenues and proceeds arising with respect to RTC Charges have accrued at the time of this Financing Order.

         20. In accordance with M.G.L. c. 164, ss. 1H(b)(6) and paragraph 7 of these Orders, the Transition Property created and established by this Financing Order shall constitute a current property right of the owner thereof or its assignee or transferee, which continuously exists for all purposes with all of the rights and privileges as provided in M.G.L. c. 164, ss. 1H, from the effective date of this Financing Order until the owner or its assignee or transferee has received RTC Charges sufficient to discharge the Total RRB Payment Requirements in full. In accordance with M.G.L. c. 164, ss. 1H(b)(3), such property right may not be limited, altered, impaired, or reduced or otherwise terminated by any subsequent actions of WMECO or any third party and shall, to the fullest extent permitted by law, be enforceable against WMECO, its successors and assigns, and all other third parties, including judicial lien creditors, claiming an interest therein by or through WMECO or its successors or assigns.

         21. Pursuant to M.G.L. c. 164, ss. 1H(e), upon the effective date of this Financing Order there shall exist a statutory first priority lien on all Transition Property then existing or thereafter arising pursuant to the terms of this Financing Order. Such lien shall secure all obligations, then existing or subsequently arising, to the holders of RRBs, the trustee or representative for such holders, each SPE and special purpose trust and shall arise by operation of law automatically without any action on the part of WMECO or any other person. Such lien shall be valid, perfected, and enforceable upon the effectiveness of the Financing Order without any further public notice. WMECO does expect to file a financing statement with respect to the Transition Property which will constitute a protective filing pursuant to M.G.L. c. 164, ss. 1H(e). If the Transition Property subject to this Financing Order is transferred and sold to more than one SPE, any collections in respect of the undivided beneficial interests in RTC Charges related to such Transition Property will be allocated pro rata among such undivided beneficial interests to give effect to the pari passu first priority statutory liens on each SPE's portion of the Transition Property subject to this Financing Order. SPE DEBT SECURITIES AND RRBS

         22. Each SPE is authorized to issue SPE Debt Securities and to pledge
(i) all of its interest in Transition Property and (ii) the Other SPE Collateral, which shall include without limitation, the rights of each SPE under the RRB Transaction documents including the purchase agreement by which each SPE acquires the Transition Property, and the Servicing Agreement by which WMECO or any successor Servicer acts as Servicer of the Transition Property, the Collection Account and any other account of such SPE contained in such SPE's collection account including the Overcollateralization Subaccount and the Reserve Subaccount, any investment earnings on amounts (but excluding an amount equal to investment earnings on the initial capital contributed by WMECO, which earnings are to be returned to WMECO semiannually or more frequently as a distribution of capital by such SPE so long as there are sufficient moneys available to make scheduled distributions of interest and principal on the RRBs and pay required financing expenses) held by such SPE, and the capital of such SPE, to secure RRBs or SPE Debt Securities that are not themselves RRBs, but substantially are mirrored by the financial terms and conditions of the RRBs issued in connection with such pledge.

         23. Each SPE and one or more special purpose trusts authorized and created by the Agencies are each determined to be a financing entity for the purposes of M.G.L. c. 164, ss. 1H, and each special purpose trust is authorized to issue RRBs evidencing undivided beneficial interests in SPE Debt Securities. The aggregate expected and final legal maturity of the RRBs are expected to be 12 and 15 years, respectively (or longer, if required) in accordance with M.G.L.
c. 164, ss. 1H(b)(4)(vi). The carrying cost rate of RRBs (which includes up front transaction costs and call premiums) plus ongoing transaction costs will not exceed the rate at which the economic analysis submitted in the Issuance Advice Letter no longer indicates a positive net present value benefit which will result in net savings to ratepayers.

         24. The final terms and conditions of the SPE Debt Securities and the RRBs authorized by this Financing Order, including, without limiting the foregoing, the schedule of principal amortization, credit enhancement, frequency of principal or interest payments, the interest rates on the SPE Debt Securities and the RRBs and manner of setting such interest rates (fixed or variable), the manner of sale of the RRBs, the number and determination of credit ratings, the approval of final transaction documents, and certain transaction costs as set forth in the WMECO Testimony, shall, to the extent consistent with the provisions of this Financing Order, be determined by WMECO and approved by the Agencies on behalf of the special purpose trust at the time RRBs are priced and after input from the rating agencies, tax authorities, and the underwriters.

         25. The amount of SPE Debt Securities and RRBs to be issued shall be determined as described in WMECO's Testimony; and the net proceeds of the SPE Debt Securities and the

RRBs shall be used to pay for mitigated transition costs, in accordance with M.G.L. c. 164,ss.lH(b)(4)(iv).

         26. The special purpose trust shall remit the proceeds from the issuance of the RRBs authorized by this Financing Order, less underwriters' discount and original issue discount, to an SPE, which shall, in turn, remit such net proceeds, less certain transaction costs of issuing the SPE Debt Securities and the RRBs, to WMECO.

         27. WMECO may apply the net proceeds of RRBs as described in the Shoop Testimony (and as set forth in paragraphs 60 et seq. of these Orders).

         28. The amounts necessary for credit enhancement for the SPE Debt Securities and the RRBs and any subsequent adjustments thereto should be determined as described in the Englander Testimony, subject to the requirements of rating agencies and tax authorities and approval by the Agencies on behalf of the special purpose trust.

         29. The net savings and lower transition costs resulting from the RRB Transaction should be calculated in accordance with the methodology set forth in the Soderman Testimony and such savings will inure to the benefit of ratepayers, directly or indirectly as described in such testimony.

         30. In accordance with M.G.L. c. 164,ss.1H(c)(l), the RRBs and the SPE Debt Securities shall be non-recourse to WMECO and its assets, other than the Transition Property sold to the SPE and Other SPE Collateral subject to this Financing Order, provided nothing herein shall prevent WMECO or its successors or assigns from (a) entering into the Servicing Agreement authorized pursuant to M.G.L. c. 164,ss.1H(c)(3) and paragraphs 33 and 62 of these Orders, which arrangements may include the making of representations, warranties, and agreements and the providing of covenants and indemnities, not amounting to recourse, for the benefit of the holders of the RRBs and the SPE Debt Securities, and the making of remittances of amounts representing actual collections of RTC Charges, (b) entering into agreements in connection with the sale and transfer of the Transition Property to an SPE and sale of the SPE Debt Securities, which agreements may include representations and warranties with respect to, among other things, the validity of the Transition Property and the title thereto, and providing specific covenants, indemnities, and repurchase obligations, not amounting to recourse, in connection with such transfer for the benefit of the holders of the RRBs and the SPE Debt Securities, (c) entering into an Administration Agreement with each SPE as further described in the WMECO Testimony and authorized in paragraph 62 of these Orders, and (d) capitalizing each SPE as described in paragraph 11 of these Orders.

         REPORTS

         31. Prior to the issuance of RRBs, WMECO shall file with the Department, for informational purposes, an Issuance Advice Letter setting forth the final structural details of the RRBs and the SPE Debt Securities, including the repayment terms (in accordance with the expected amortization schedule), the initial RTC Charge, the amount necessary for credit enhancement, the identification of each SPE and special purpose trust, the transaction costs of issuance, and a calculation confirming net savings to ratepayers as a result of the RRB Transaction. Such filing shall not be a condition to the effectiveness of this Financing Order or the issuance of the RRBs or the SPE Debt Securities and shall be automatically effective upon filing.

         32. Within 90 days following the closing of the RRB Transaction, and within 60 days of the end of each fiscal quarter thereafter until the proceeds have been applied in full, WMECO shall file with the Department a report showing the use of RRB proceeds in compliance with paragraphs 60 et seq. of these Orders. Such filing shall not be a condition to the effectiveness of this Financing Order or the issuance of RRBs or SPE Debt Securities.

         SERVICING OF SPE DEBT SECURITIES AND RRBS

         33. WMECO, as Servicer, or any successor Servicer is required, in accordance with M.G.L. c. 164, ss. 1H(c)(3), to enter into a Servicing Agreement with an SPE pursuant to which it agrees to continue to operate its distribution system to provide service to its customers, to bill and collect RTC Charges for the benefit and account of such SPE or its assigns, and to account for and remit these amounts to or for the account of such SPE or its assigns.

         34. Given WMECO's current accounting and billing information systems capabilities, WMECO's remittance of RTC Charge collections over to the trustee of the SPE Debt Securities is in compliance with the provisions of M.G.L. c. 164,ss.ss.1H(b)(1), (8).

         35. In the event of a default by a Servicer in remittance of RTC Charges, the Department will, in accordance with M.G.L. c. 164, ss.ss. 1H(d)(5) and (e), upon application by (i) the trustee or holders of the SPE Debt Securities, (ii) the trustee or holders of the RRBs, (iii) the trustee for the special purpose trust, (iv) the SPE or its assignees, or (v) pledgees or transferees of the Transition Property and Other SPE Collateral, order the sequestration and payment to or for the benefit of the pledgees or transferees of the revenues arising with respect to the Transition Property and Other SPE Collateral.

         36. In the event of a default by a Servicer under any Servicing Agreement with respect to RRBs, each special purpose trust or the trustees or representatives of the holders of SPE Debt Securities or RRBs may immediately appoint a successor Servicer for the Transition Property, subject to the approval of the Department, who shall promptly assume billing responsibilities for RTC Charges. The Department shall act on an expedited basis within 30 days to approve such successor Servicer. Such successor Servicer shall assume all rights and obligations under M.G.L. c. 164, ss. 1H and this Financing Order as though it were the Servicer at the time such SPE Debt Securities and RRBs were issued.

         37. In accordance with M.G.L. c. 164, ss. 1H(b)(1), amounts collected from a customer of WMECO shall be allocated first, pro rata based on the relative size of applicable RTC Charges, to current and past due transition charges and then to other charges and that, upon the issuance of RRBs, transition charges collected shall be allocated first to Transition Property and second to transition charges, if any, that are not subject to this or any other financing order, provided, however, as set forth in M.G.L. c. 164, ss. 1H(f)(1), such preferred right to revenues of WMECO shall not impair or negate the characterization of the transfer of the Transition Property as a legal true sale as set forth in paragraph 15 of these Orders.

         38. The Department will not approve or require any Servicer to replace WMECO as Servicer in any of its servicing functions with respect to the RTC Charges and the Transition Property authorized by this Financing Order without determining that approving or requiring such successor Servicer will not cause the then current credit ratings on RRBs to be withdrawn or downgraded.

         39. Any TPS that proposes to collect RTC Charges shall (i) meet the creditworthiness criteria to be established by the Department and, at a minimum, the criteria set forth and approved in paragraph 40 of these Orders; and (ii) comply with the billing, collection, and remittance procedures and information access requirements set forth in the Englander Testimony.

         40. The Department will not authorize a TPS to bill and collect the RTC Charge for remittance to WMECO as Servicer (or any successor Servicer), unless
(i) such TPS agrees to remit the full amount of RTC Charges it bills to Retail Customers, regardless of whether payments are received from such customers, within 15 days after WMECO's (or any successor Servicer's) billing date for such charges, (ii) such TPS shall provide WMECO (or any successor Servicer) with total monthly kWh usage information in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance, and (iii) WMECO (or any successor Servicer) will be entitled, within seven days after a default by the TPS in remitting any RTC Charges billed, to assume responsibility for billing all charges for services provided by WMECO (or any successor Servicer), including the RTC Charges, or to switch responsibility to a third party. In addition, if and so long as such TPS does not maintain at least a "BBB" (or the equivalent) long-term unsecured credit rating from Moody's Investors Service or Standard & Poor's Rating Services, such TPS shall maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to one months' maximum estimated collections of RTC Charges, as agreed upon by WMECO (or any successor Servicer) and the TPS. In the event of a default in the remittance of RTC charges by a TPS, such amount will be included in the periodic adjustment of the RTC Charge as described in the WMECO Testimony.

         41. Regardless of who is responsible for billing of the transition charge, such transition charge, a component of which will be the RTC Charge, will be assessed and collected from all of WMECO's Retail Customers. Each Retail Customer will continue to be responsible to the Servicer for payment of the transition charge, a component of which will be the RTC Charge, billed, but not yet remitted, to the extent such Retail Customer has not paid RTC Charges billed to it.

         42. In the event of a failure of any Retail Customer to pay the RTC Charge, the Servicer is authorized to shut off power of such customer in accordance M.G.L. c. 164,ss.ss.116, 124-124I and applicable regulations, at the direction of WMECO or any successor Servicer.

         43. The Servicer is authorized to implement the rate collection methods described in the WMECO Testimony to ensure that the RTC Charge is nonbypassable pursuant to M.G.L. c. 164,ss.1H(b)(2).

         44. The Servicer shall be entitled to a Servicing Fee. The Department approves the Servicing Fee as follows: A Servicer that bills the RTC Charge concurrently with other service charges is entitled to receive an annual Servicing Fee, payable semiannually or more frequently, of approximately 0.05% per annum of the initial principal balance of RRBs and a Servicer that does not concurrently bill the RTC Charge with other service charges is entitled to receive a higher Servicing Fee of up to approximately 1.25% per annum of such initial principal balance.

         45. WMECO, as initial Servicer, may not voluntarily resign its duties as Servicer without prior written approval of the Department. WMECO shall remain as Servicer if such resignation will result in the reduction or withdrawal of the credit rating of the RRBs.

         THE RTC CHARGE: ESTABLISHMENT AND ADJUSTMENT

         46. The methodology set forth in the Issuance Advice Letter used to calculate the RTC Charge associated with the SPE Debt Securities and the RRBs, and to periodically adjust such RTC Charge is approved.

         47. The RTC Charge, for which the right to collect will constitute Transition Property, will be filed initially with the Department in the Issuance Advice Letter and adjusted up or down, as necessary, in Routine True-Up Letters or Non-Routine True-Up Letters. The RTC Charge will be a component of WMECO's overall transition charge, which currently appears as a separate line item on each Retail Customer's monthly bill. The following statement (or language of essentially the same import as may be approved by the Department's Consumer

Division) will be included in Retail Customers' monthly bills: "Part of the transition charge we collect is owned by [name of SPE]."

         48. The initial RTC Charge shall be filed in the Issuance Advice Letter, as provided in paragraph 31 of these Orders, which RTC Charge shall be effective upon filing.

         49. In accordance with M.G.L. c. 164, ss. 1H(b)(5), WMECO, or a successor Servicer, on behalf of the pledgees or transferees of the Transition Property, is authorized to file periodic RTC Charge adjustments to the extent necessary to ensure the timely recovery of revenues sufficient to provide for the payment of an amount equal to the sum of the Periodic RRB Payment Requirements for the upcoming year, which may include indemnity obligations of the SPE in the RRB Transaction documents for SPE officers and directors, trustee fees, liabilities of the special purpose trust, and liabilities to the underwriters related to the underwriting of the RRBs. The Transition Property includes the right to obtain such adjustments.

         50. Routine True-Up Letters, in substantially the form attached to this Financing Order as Appendix B, are approved.

         51. Annual RTC Charge adjustments shall be filed with the Department in Routine True-Up Letters. Adjustments to the RTC Charge proposed by Routine True-Up Letters shall be filed with the Department each year prior to the anniversary of the date of this Financing Order, or more frequently if necessary. The resulting adjustments to the RTC Charge shall become effective on the first day of the succeeding calendar month, or such date as may be specified in the Routine True-Up Letter, as long as such effective date is at least fifteen days after the filing of such Routine True-Up Letter.

         52. Routine True-Up Letters may also be filed more frequently before the end of any calendar quarter or payment date (as defined in the RRB Transaction documents) and the resulting adjustments to RTC Charges will be effective the first day of the succeeding month, or such date as may be specified in the Routine True-Up Letter, as long as such effective date is at least 15 days after the filing of such Routine True-Up Letter.

         53. So long as Routine True-Up Letters are filed in accordance with the adjustment calculation methodology approved in this Financing Order and such Routine True-Up Letters are substantially in the form attached as Appendix B to this Financing Order, no hearing or other action by the Department regarding such Routine True-Up Letter filings shall be required, and the resulting RTC Charge adjustments will be effective as provided herein and in such filings.

         54. In the event that WMECO determines that the methodology used to calculate the RTC Charge in the Issuance Advice Letter requires adjustment to more accurately project and generate adequate RTC Charge collections, a Non-Routine True-Up Letter may be filed. Any Non-Routine RTC True-Up Letter and resulting adjustments to RTC Charges shall be effective within 60 days after such filing. Non-Routine True-Up Letters are subject to the review and approval of the Department.

         55. If, as a result of a true-up calculation, the RTC Charge would be increased above the transition charge then in effect, the transition charge shall, on the effective date of the RTC Charge adjustment, be increased to the amount of the RTC Charge, as so adjusted, subject to the 3.35 cents/kWh cap on the transition charge. If adjustments to the transition charge necessary to meet the required rate reduction in effect through December 31, 2004 would cause the transition charge to fall below the required RTC Charge, the Department shall instead, effective as of the time of the RTC Charge adjustment, adjust components of WMECO's rates and charges, other than the RTC Charge, as necessary to satisfy such rate reduction requirement. If, as a result of such adjustment, WMECO is not allowed to collect on a current basis any rate or charge which it would be allowed to collect but for the adjustment of such rate or charge required to maintain the RTC Charge, the portion of such other rate or charge that is not collected on a current basis shall be deferred at the carrying charge from time to time in effect applicable to that rate or charge which is being reduced; provided, however, that this provision for deferral of uncollected rates or charges shall apply solely to adjustments required to maintain the RTC Charge as provided herein and nothing in this Financing Order shall affect the Department's legal authority to make a separate determination to adjust WMECO's rates and charges on any other basis. ADVICE FILINGS FOR TARIFF LANGUAGE

         56. WMECO is authorized to establish by the Issuance Advice Letter filing the initial RTC Charge and by the true-up letter filings, subsequent adjustments, up or down, to the RTC Charge. The RTC Charge will represent a component of the transition charge.

         RECONCILIATION OF THE RTC CHARGE

         57. As required by M.G.L. c. 164, ss. 1G(a)(2), WMECO shall permit the Department, at WMECO's expense, to audit, review, and reconcile the difference, if any, between assumed reimbursable transition costs amounts, with the actual reimbursable transition costs amounts, not less often than once during each 18-month period following the effective date of this Financing Order. Such audit, review and reconciliation shall not include the actual amounts approved in the findings of this Financing Order and known at the time of pricing of the RRBs and filing of the Issuance Advice Letter. The transition costs approved in the Restructuring Order were established by the Department therein as actual and fully mitigated for purposes of M.G.L. c. 164, ss. 1G(a)(2). In this Financing Order, the Department has established and authorized as actual for purposes of M.G.L. c. 164, ss. 1G(a)(2), the transaction costs of issuance, ongoing transaction costs, and any credit enhancement (collectively with the above transition costs, the

"ACTUAL REIMBURSABLE TRANSITION COSTS AMOUNTS"). No audit of WMECO pursuant to M.G.L. c. 164, ss. 1G(a)(2) is necessary with respect to such actual reimbursable transition costs amounts and the Department shall not conduct or require any audit of such amounts.

         58. To the extent that an audit under M.G.L. c. 164, ss. lG(a)(2) is required subject to paragraph 57 of these Orders, if the amount of reimbursable transition costs amounts, other than actual reimbursable transition costs amounts (as defined in paragraph 57 of these Orders), exceeds the actual amount of such reimbursable transition costs amounts as shown by the audit, then WMECO, upon order of the Department, shall provide ratepayers with a uniform rate credit through the mechanism of its residual value credit and annual transition charge update as described in the Restructuring Order.

         59. No such uniform rate credit shall in any way diminish or affect the right of WMECO or its assignee or pledgee to collect RTC Charges in amounts necessary to provide for the payment of an amount equal to the sum of the Periodic RRB Payment Requirements for the upcoming year as the same become due, nor shall any such rate credit impair or negate the characterization of the transfer of the Transition Property as a true sale as set forth in paragraph 15 of these Orders, nor shall any such rate credit reduce or impair the value of the Transition Property as proscribed by paragraph 17 of these Orders.

         USE OF RRB PROCEEDS

         60. WMECO shall use the RRB proceeds, net of transaction costs described in paragraph 3 of these Orders to buy down a power contract, to buy out a power contract and to reduce its capitalization. As described in the Shoop Testimony, WMECO shall use the total proceeds received from the RRBs in the order of priority that will result in the greatest impact on customer rates and in a manner that will produce savings, all of which will inure to the benefit of its Retail Customers.

         61. WMECO's use of the net RRB proceeds is authorized and approved. WMECO has proved to the Department's satisfaction that it has established an order of preference such that the transition costs having the greatest impact on customer rates will be the first to be provided, recovered, financed, or refinanced by the RRB Transaction in accordance with M.G.L. c.
164,ss.1G(d)(4)(v).

         APPROVAL OF SERVICING AGREEMENT, ADMINISTRATION AGREEMENT AND OTHER AGREEMENTS OR TRANSACTIONS

         62. WMECO's entering into the Servicing Agreement, the Administration Agreement, and other RRB Transaction documents with one or more SPEs as described herein and other transaction documents and other dealings between WMECO and each SPE contemplated by the RRB Transaction are authorized pursuant to M.G.L. c. 164, ss.ss. 17A and 76A and in accordance with all applicable Massachusetts law, rules, and regulations. Such agreements and RRB Transaction documents shall comply with this Financing Order and shall not impair or negate the characterization of the sale, assignment, or pledge as an absolute transfer, a true sale, or security interest as applicable.

         ACCOUNTING FOR CERTAIN BENEFITS

         63. Any amounts accounted for in the Reserve Subaccount, which represent collections in excess of the fully funded credit enhancement reserves, at the time that WMECO calculates a periodic RTC Charge adjustment, will be incorporated in such adjustment, in accordance with M.G.L. c. 164, ss. lH(b)(7). WMECO, as initial Servicer (or any successor Servicer), shall account for, and ultimately credit to ratepayers, any amounts remaining in the

Collection Account (other than the Capital Subaccount and an amount equal to interest earnings thereon) after the RRBs are paid in full, such as any overcollateralization amounts, including interest earnings thereon, or RTC Charge collections that remain after the Total RRB Payment Requirements have been discharged. Such amounts will be released to the SPE in accordance with M.G.L. c. 164, ss. 1H(b)(7), upon retirement of the RRBs and discharge of the Total RRB Payment Requirements. These benefits will inure to the benefit of ratepayers through a credit to their transition charge or if there is no transition charge, through a credit to other rates. If WMECO, as initial Servicer (or any successor Servicer), is making RTC Charge remittances less frequently than daily, WMECO (or such successor Servicer) will account for and remit to the trustee for the SPE Debt Securities any interest on RTC Charge collections.

         64. The Department confirms that WMECO's transition charge shall not exceed 3.35 cents/kWh and that this cap is not subject to reduction.

         65. Variable rate RRBs (RRBs representing an interest in fixed rate SPE Debt Securities and the floating rate side of a swap transaction) will not be issued unless such issuance, as determined by WMECO, subject to the approval of the Agencies on behalf of the special purpose trust, will result in a lower net interest cost on the RRBs.

         66. The Department grants an exemption from the competitive bidding requirements of M.G.L. c. 164, ss.15 in connection with the sale of RRBs.

         67. The Department grants an exemption from the par value debt issuance requirements of M.G.L. c. 164, ss. 15(a).

         68. This order hereby incorporates those findings and determinations that transition costs are securitizable as defined in M.G.L. c. 164, as reached by the Department in an order, including D.T.E. 97-120, that becomes final and no longer subject to appeal prior to the issuance of the RRBs.

                                                                      Appendix A


                             ISSUANCE ADVICE LETTER
                                     [date]
ADVICE____


DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY (THE "DEPARTMENT") OF THE COMMONWEALTH OF MASSACHUSETTS

SUBJECT: Issuance Advice Letter for Electric Rate Reduction Bonds ("RRBS")

Pursuant to D.T.E. 00-40 (the "FINANCING ORDER"), Western Massachusetts Electric Company ("WMECO") hereby transmits for filing, on the pricing date of this series of RRBs, the initial RTC Charge for such series. This Issuance Advice Letter is for the RRB series _______ class(es) ________. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

PURPOSE
This filing establishes the following:


(a)      the actual terms of the RRBs being issued;
(b)      confirmation of ratepayer savings;
(c)      the initial RTC Charge for Retail Customers;
(d) the identification of the Transition Property to be sold to a special purpose entity (the "SPE");
(e)      the identification of the SPE; and
(f) the identification of the special purpose trust authorized and created by the Agencies.

BACKGROUND


In the Financing Order, the Department authorized WMECO to file an Issuance Advice Letter when pricing terms for a series of RRBs have been established. This Issuance Advice Letter filing incorporates the methodology for determining the RTC Charge approved and authorized by the Department in the Financing Order to establish the initial RTC Charge for a series of RRBs and establishes the initial RTC Charge to be assessed and collected from Retail Customers. The RTC Charge is a usage-based component of the transition charge on each Retail Customer's monthly bill, and may include in the future a component of any exit fee collected pursuant to M.G.L. c. 164, ss. 1G(g), until the Total RRB Payment Requirements are discharged in full.

ACTUAL TERMS OF ISSUANCE
RRB Name:______
RRB Issuer:____________
Trustee(s):____________
Closing Date:__________
Bond Rating:________
Amount Issued:_________
Transaction costs of issuance: See Attachment 1


Ongoing transaction costs: See Attachment 2
Coupon Rate(s):__________
Call Features:__________
Massachusetts Tax Exempt (yes/no):_________


         Expected Principal Amortization Schedule: See Attachment 3 Expected Final Maturity:_________
Legal Final Maturity:_________


         Distributions to Investors (quarterly or semiannually):__________ Annual Servicing Fee as a percent of the initial RRB principal balance:__________

         Overcollateralization amount for the RRBs:_________

Confirmation of Ratepayer Savings


The Financing Order requires WMECO to demonstrate, using the savings methodology approved in that Docket, that the actual terms of the RRB Transaction result in net savings. Attached to this Issuance Advice Letter is a spreadsheet calculation which shows expected net savings of $____ million for this series of RRBs. See Attachment 4.

INITIAL RTC CHARGE


Table I below shows the current assumptions for each of the variables used in the RTC Charge calculation.

                                     TABLE I
                          INPUT VALUES FOR RTC CHARGES


Period:  From ___________ to ___________.


Forecasted retail kWh sales for the period:


Percent of billed amounts expected to be charged-off:________ Weighted average days sales outstanding:_____
(calculated as follows)


         Percent of billed amounts collected in current month:_____
         Percent of billed amounts collected in second month after billing:_____ Percent of billed amounts collected in third month after billing:_____ Percent of billed amounts collected in fourth month after billing:_____ Percent of billed amounts collected in fifth month after billing:_____
Forecasted ongoing interest and transaction expenses for the period:_____ Scheduled Overcollateralization Subaccount balance at the end of the period:____ Scheduled RRB outstanding balance at the end of the period:_____


The RTC Charge calculated for Retail Customers is as follows: ______(cent)/kWh

TRANSITION PROPERTY


Transition Property is the property described in M.G.L. c. 164, ss. 1H(a) relating to the RTC Charge set forth herein, including, without limitation, the right, title, and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from or constituting (a) the reimbursable transition costs amounts established by the Financing Order including such amounts established in the Issuance Advice Letter, (b) the RTC Charge authorized by the Financing Order including the initial RTC Charge set forth in the Issuance Advice Letter, as may be adjusted from time to time in order to generate amounts sufficient to discharge the Total RRB Payment Requirements, and (c) all rights to obtain periodic adjustments and non-routine adjustments to the RTC Charge.

This RTC Charge, as adjusted from time to time, shall remain in place until the Total RRB Payment Requirements are discharged in full.

IDENTIFICATION OF SPE


The owner of the Transition Property (i.e., the SPE) will be: _________________.

The SPE shall be considered a financing entity for purposes of M.G.L. c. 164,ss.1H.

IDENTIFICATION OF THE SPECIAL PURPOSE TRUST


Special purpose trust: _____________________.

The special purpose trust shall be considered a financing entity for purposes of M.G.L. c. 164,ss.1H.

EFFECTIVE DATE


In accordance with the Financing Order, the RTC Charge shall be automatically effective when filed and will continue to be effective, unless it is changed by subsequent Issuance Advice Letter, Routine True-Up Letter, or Non Routine True-Up Letter.

NOTICE


Copies of this filing are being furnished to the parties on the attached service list. Notice to the public is hereby given by filing and keeping this filing open for public inspection at WMECO's corporate headquarters.

Enclosures

                                  ATTACHMENT 1
                         TRANSACTION COSTS OF ISSUANCE1


Amount
Underwriting spread
Rating agency fees
Accounting fees


SEC registration fee

D.T.E.   filing fee ($750 for first million plus $150
   for each additional million)

Printing and marketing expenses Trustee fees and counsel Company legal fees and expenses Underwriters' legal fees and expenses Bond counsel legal fees and expenses MassDevelopment/HEFA fees Original issue discount Servicing set-up costs


SPE set-up costs
Miscellaneous costs


Expenses in connection with reducing capitalization
   (including call provisions and prepayments)                       -----------

      Total transaction costs of issuance                           $



--------------
1 Actual amounts used to the extent known. Estimates used to the extent actual amounts not known. To the extent estimates are used, actual amounts will be provided in a supplement to this Issuance Advice Letter as soon as such information is available.

                                  ATTACHMENT 2
                           ONGOING TRANSACTION COSTS2


ONGOING COSTS                                                      AMOUNT
-------------                                                      ------

Administration fee
Rating agency fees
Accounting, legal and trustees' fees
Servicing fee (approximately .05 % of initial
   principal balance)3
Overcollateralization amount


Miscellaneous4                                                    ________

Total costs                                                      $


--------------
2 Actual amounts used to the extent known. Estimates used to the extent actual amounts not known. To the extent estimates are used, actual amounts will be provided in a supplement to this Issuance Advice Letter as soon as such information is available.

3 These costs will include:
-Billing, collecting and remitting the RTC Charges;
-Calculate daily amount of remittances to the trustee for the SPE Debt Securities; -Wire transfer daily remittances to the trustee for the SPE Debt Securities; -Prepare monthly servicer report for the trustee for the SPE Debt Securities and rating agencies; -Prepare semiannual servicer report for the trustee for the SPE Debt Securities; -Manage and invest the various SPE cash accounts; -Reflect all transactions on the financial statements; -Perform periodic reconciliations with the trustee for the SPE Debt Securities; -Perform annual true-up and adjust RTC Charge, as necessary; and

4 These costs would include any contingent liabilities arising in connection with indemnity provisions in the RRB Transaction documents.

                                  ATTACHMENT 3
                         EXPECTED AMORTIZATION SCHEDULE
                          SERIES ________, CLASS______

                                  ATTACHMENT 4
                                RATEPAYER SAVINGS

                                                                      Appendix B

                             ROUTINE TRUE-UP LETTER
                                     [date]

ADVICE______


DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY (THE "DEPARTMENT") OF THE COMMONWEALTH OF MASSACHUSETTS

SUBJECT: Periodic RTC Charge True-Up Mechanism Advice Filing

Pursuant to D.T.E. 00-40 (the "FINANCING ORDER"), Western Massachusetts Electric Company ("WMECO"), as servicer of the RRBs or any successor Servicer and on behalf of the trustee for the SPE Debt Securities as assignee of the special purpose entity (the "SPE"), may apply for adjustment to the RTC Charge on each anniversary of the date of the Financing Order and at such additional intervals as may be provided for in the Financing Order. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

PURPOSE

This filing establishes the revised RTC Charge to be assessed and collected from Retail Customers. The RTC Charge is a usage-based component of the transition charge on each Retail Customer's monthly bill and may include in the future a component of any exit fee collected pursuant to M.G.L. c. 164, ss. 1G(g), until the Total RRB Payment Requirements are discharged in full. In the Financing Order, the Department authorized WMECO to file Routine True-Up Letters prior to each anniversary of the date of the Financing Order and at such additional intervals, if necessary, as provided for in the Financing Order. WMECO, or a successor Servicer, is authorized to file periodic RTC Charge adjustments to the extent necessary to ensure the timely recovery of revenues sufficient to provide for the payment of an amount equal to the sum of the Periodic RRB Payment Requirements for the upcoming year, which may include indemnity obligations of the SPE in the RRB Transaction documents for SPE officers and directors, trustee fees, and liabilities of the special purpose trust. Routine True-Up Letter filings are those in which WMECO uses the methodology approved by the Department in the Financing Order to adjust upward or downward the existing RTC Charge.

Using the methodology approved by the Department in the Financing Order, this filing modifies the variables used in the RTC Charge calculation and provides the resulting modified RTC Charge. Table I shows the revised assumptions for each of the variables used in calculating the RTC Charge for Retail Customers. The assumptions underlying the current RTC Charges were filed in an Issuance Advice Letter, dated _____________.

Table I below shows the current assumptions for each of the variables used in the RTC Charge calculation.

                                     TABLE I


                           INPUT VALUES FOR RTC CHARGE


Period from __________ to __________.


Forecasted retail kWh sales for the period:_____


Forecasted percent of Retail Customers' billed amounts charged-off:_____ Percent of Retail Customers' billed amounts charged-off:_____ Weighted average days sales outstanding:_____
   (calculated as follows)


         Percent of billed amounts collected in current month:_____
         Percent of billed amounts collected in second month after billing:_____ Percent of billed amounts collected in third month after billing:_____ Percent of billed amounts collected in fourth month after billing:_____ Percent of billed amounts collected in fifth month after billing:_____
Forecasted ongoing interest and transaction expenses (including any already accrued but unpaid for the period):_____
Current Overcollateralization Subaccount balance:_______
Scheduled Overcollateralization Subaccount balance at the end of the period:____ Current Capital Subaccount balance:______
Initial Capital Subaccount balance:______
Current RRB outstanding balance:_____
Scheduled RRB outstanding balance at the end of the period:______
Current Reserve Subaccount balance:______
The adjusted RTC Charge calculated for Retail Customers is as follows:
_____(cent)/kWh

EFFECTIVE DATE

In accordance with the Financing Order, Routine True-Up Letters for annual RTC Charge adjustments shall be filed prior to the anniversary of the Financing Order, or more frequently if necessary, with the resulting changes to be effective on the first day of the succeeding calendar month, or such date as may be specified in the Routine True-Up Letter, as long as such effective date is at least fifteen days after the filing of such Routine True-Up Letter. No approval by the Department is required. Therefore, these RTC Charges shall be effective as of -----------.

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NOTICE

Copies of this filing are being furnished to the parties on the attached service list. Notice to the public is hereby given by filing and keeping this filing open for public inspection at WMECO's corporate headquarters.

Enclosures


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